UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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ULTICOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ULTICOM, INC.
1020 Briggs Road
Mount Laurel, NJ 08054
April 30, 2010
Dear Shareholder:
It is our pleasure to invite you to Ulticom, Inc.’s 2010 Annual Meeting of Shareholders. We will hold the meeting at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054 on Thursday, June 3, 2010 at 10:00 a.m. During the Annual Meeting, we will consider each item of business described in the Notice of Annual Meeting.
This booklet includes the Notice of Annual Meeting and proxy statement. The proxy statement provides information about Ulticom, Inc. in addition to describing the business we will conduct at the meeting.
Thank you for your continued interest in Ulticom, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

Andre Dahan	Shawn K. Osborne
Chairman of the Board	President and Chief Executive Officer

ULTICOM, INC.
1020 Briggs Road
Mount Laurel, New Jersey 08054
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Thursday, June 3, 2010
TO OUR SHAREHOLDERS:
The Annual Meeting of Shareholders of Ulticom, Inc. will be held at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054 on Thursday, June 3, 2010 at 10:00 a.m. The purpose of the meeting is to:
(1)	elect the 9 nominees named herein as directors who will serve as the Board of Directors of Ulticom until the next annual meeting of shareholders, and until their successors are elected and qualified;
(2)	approve the Ulticom, Inc. 2010 Stock Incentive Compensation Plan;
(3)	ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010; and
(4)	transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.
If you were a shareholder of record at the close of business on April 8, 2010, you may vote by proxy or in person at the annual meeting. Your vote is important, regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD and mail it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.
If you wish to attend the annual meeting, you will need to present your admission ticket at the door. Your admission ticket is printed on the back cover of this proxy statement along with directions to the meeting location.

BY ORDER OF THE BOARD OF DIRECTORS

Kathy McCarthy
General Counsel and
Corporate Secretary
April 30, 2010
Mount Laurel, New Jersey
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on June 3, 2010
The proxy statement and annual report to shareholders are available at
www.ulticom.com/2010proxymaterials.
PLEASE SIGN, MARK, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE
ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE.
THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

ULTICOM, INC.
1020 Briggs Road
Mount Laurel, New Jersey 08054
856-787-2700

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
JUNE 3, 2010

The Board of Directors of Ulticom, Inc. (“Ulticom”) is providing the enclosed proxy materials to you in connection with its solicitation of proxies to be voted at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment, postponement or continuation of the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. on Thursday, June 3, 2010, at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054. When Ulticom asks for your proxy, it must provide you with a proxy statement that contains certain information specified by law.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why did you send me this proxy statement?
Ulticom sent you this proxy statement and the enclosed proxy card because you are an Ulticom shareholder and Ulticom’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information about the issues to be voted upon at the Annual Meeting.
This proxy statement is being mailed on or about April 30, 2010 to all shareholders of record at the close of business on April 8, 2010. On this record date, there were 11,116,861 shares of Ulticom common stock outstanding and entitled to vote, of which 7,386,669 shares were held by Comverse Technology, Inc.
The expense of this solicitation, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy card and proxy statement, will be borne by Ulticom. In addition to the solicitation of proxies by use of the mails, some of the officers and regular employees of Ulticom, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and Ulticom will reimburse them for their expenses in forwarding these materials.
How many votes do I have?
Each share of Ulticom common stock that you own entitles you to one vote.
How do I vote?
You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is returned properly, the shares represented by the proxy will be voted in accordance with your instructions. You are urged to specify your choice by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the proxies listed on the proxy card.
You may also come to the Annual Meeting and cast your vote there. Please bring the admission ticket that can be found on the back cover of this proxy statement. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring a valid photo ID and a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on April 8, 2010, the record date for voting, and that you have a right to vote your shares.

May I revoke my vote after I have sent in my proxy?
If you are a record holder, you may revoke your proxy at any time before your proxy is actually voted at the Annual Meeting (i) by filing written notice of revocation with the Corporate Secretary, (ii) by signing and delivering a later dated proxy to the Corporate Secretary, or (iii) by voting the shares subject to the proxy in person by written ballot at the Annual Meeting. Any such written notice or later dated proxy must be received by the Corporate Secretary at Ulticom’s principal executive offices or at the Annual Meeting before the vote at the Annual Meeting. If you hold your shares in street name through a broker, bank or other nominee, you need to contact the holder of your shares regarding how to revoke your proxy.
What constitutes a quorum at the Annual Meeting?
Under Ulticom’s Amended and Restated By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders’ meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy elects to abstain on a matter (“Abstentions”) or whether a broker, bank or other nominee holding shares for a beneficial owner does not vote on a matter because the beneficial owner has not provided voting instructions and the broker, bank or other nominee does not have discretionary authority to vote shares on the matter (“Broker Non-Votes”).
What vote is required to pass the proposals?
Election of Directors (Proposal 1) — The 9 director nominees receiving the highest number of votes cast will be elected.
Other Proposals (including Proposals 2 and 3) — For any other proposal, the affirmative vote of at least a majority of the votes cast on the proposal by all shareholders entitled to vote thereon is required to approve the proposal, unless a proposal other than Proposals 2 and 3 is properly presented at the Annual Meeting which requires a different vote pursuant to applicable law or Ulticom’s Amended and Restated Articles of Incorporation or Amended and Restated By-Laws.
Brokers generally will have discretionary authority to vote shares on Proposal 3. Brokers cannot vote on Proposals 1 and 2 without voting instructions from the beneficial owner. For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “FOR,” “AGAINST” or, in the case of the election of directors, “WITHHOLD,” will be counted in determining whether a proposal is approved or a director is elected. Abstentions and Broker Non-Votes will not be counted as votes cast and, as a consequence, Abstentions and Broker Non-Votes have no effect on the adoption of a proposal or the election of directors. Accordingly, if you hold your shares through a broker, please be sure to sign and return your completed proxy card so that your vote will be counted.
What is the impact of shares owned by Comverse Technology, Inc. on the vote?
Ulticom is considered a “Controlled Company” under the listing standards of the NASDAQ stock market (“NASDAQ Listing Standards”) based on Comverse Technology, Inc.’s ownership of more than 50% of the voting power of Ulticom. Ulticom has been advised that Comverse Technology, Inc. intends to vote for the election of the nominees proposed by the Board and the other proposals contained herein. The affirmative vote of Comverse Technology, Inc. will be sufficient to elect the nominees named herein and to approve the other proposals described herein.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the Annual Meeting, 9 persons will be elected to the Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or their earlier resignation or removal.
Management has no reason to believe that any of the 9 nominees for election named below will be unable to serve. If any of the 9 nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies.
The nominees for election to the Board of Directors are set forth below, together with certain biographical information. Also included below is information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of Ulticom at the time of filing this proxy statement. As reflected, the Corporate Governance and Nominating Committee seeks out, and the Board of Directors is comprised of, individuals with diverse professional backgrounds, experience and skills. In addition, the Corporate Governance and Nominating Committee also gives consideration to the fact that Comverse Technology, Inc. owns approximately 66% of the voting power of Ulticom and that Ulticom is considered a “Controlled Company” under the NASDAQ Listing Standards. As noted below, a majority of the nominees are officers of Comverse Technology, Inc. or its affiliates.
Paul D. Baker (age 51)
Mr. Baker has served as a director since January 2000. He serves as Vice President, Corporate Marketing and Corporate Communications of Comverse Technology, Inc., a position he has held since joining Comverse Technology, Inc. in April 1991. Since January 2002, Mr. Baker has also served on the Board of Directors of Verint Systems Inc., a majority-owned subsidiary of Comverse Technology, Inc. The Board concluded that Mr. Baker should serve as a director of Ulticom in light of his 19 years of experience in the communications industry and his marketing experience in this sector.
John A. Bunyan (age 57)
Mr. Bunyan has served as a director since January 2008. Mr. Bunyan serves as Senior Vice President, Chief Marketing Officer of Comverse Technology, Inc., a position he has held since September 2007. Prior to joining Comverse Technology, Inc., Mr. Bunyan was President of Intelliventure LLC, a marketing and business development organization specializing in the telecommunications industry, from April 2005 to September 2007 and was Senior Vice President of Mobile Multimedia Services at AT&T Wireless from November 2001 to April 2005. Since March 2008, Mr. Bunyan has also served on the Board of Directors of Verint Systems Inc., a majority-owned subsidiary of Comverse Technology, Inc. The Board concluded that Mr. Bunyan should serve as a director of Ulticom due to his substantial knowledge of the communications industry and his 20 years of marketing experience in the industry.
Michael J. Chill (age 43) — Independent Director; Chairman of Corporate Governance and Nominating Committee; Member of Audit Committee, Stock Option Subcommittee, and Compensation Committee
Mr. Chill has served as a director since June 2004. Since July 2009, Mr. Chill has been a Managing Director with Roth Capital Partners, LLC, an investment banking firm dedicated to the small-cap public market. From January 2008 until June 2009, Mr. Chill was a Managing Director of Rodman & Renshaw, an investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies. Prior to this position, Mr. Chill was the Managing Director of ParamountBioCapital Asset Management, Inc., a NY based investment firm focused on companies in healthcare and life sciences, a position he held since July 2005. From April 2005 to July 2005, Mr. Chill acted as an independent consultant for high tech companies, venture capital firms and hedge funds. From July 2003 to April 2005, Mr. Chill served as a Portfolio Analyst for Vertical Ventures, a New York based investment firm specializing in structured direct investments in public companies. Mr. Chill is a director of BluePhoenix Solutions Ltd., a strategic technology consulting company. The Board concluded that Mr. Chill should serve as a director of Ulticom based on his financial and accounting knowledge, his investment banking experience and his knowledge of the communications industry.

Andre Dahan (age 61) — Chairman of the Board; Member of Compensation Committee and Corporate Governance and Nominating Committee
Mr. Dahan has served as a director since June 2007 and Chairman of the Board of Directors since September 2007. Since April 2007, Mr. Dahan has served as the President, Chief Executive Officer and a director of Comverse Technology, Inc. Prior to serving as President and Chief Executive Officer of Comverse Technology, Inc., Mr. Dahan was President and Chief Executive Officer of Mobile Multimedia Services at AT&T Wireless from July 2001 to December 2004. From 2005 to 2006, Mr. Dahan was a director of PalmSource, Inc., and from 2006 to 2007 he was a director of Neustar, Inc., both of which are in the telecommunications industry. In addition to being a director of Comverse Technology, Inc., Mr. Dahan is currently Chairman of Starhome BV and Verint Systems Inc., majority-owned subsidiaries of Comverse Technology, Inc. The Board concluded that Mr. Dahan should serve as a director of Ulticom in light of his commanding knowledge and over 20 years of experience in the communications industry, including his former position as the President and Chief Executive Officer of Mobile Multimedia Services. The Board selected Mr. Dahan to serve as Chairman due to his leadership skills and his position as the President and Chief Executive Officer of Comverse Technology, Inc.
Ron Hiram (age 57) — Independent Director; Chairman of Audit Committee; Member of Stock Option Subcommittee, Compensation Committee, and Corporate Governance and Nominating Committee
Mr. Hiram has served as a director since April 2000. From June 2008 to March 2010, Mr. Hiram served as the Chief Executive Officer of Cellnet Solutions, Ltd., a provider of remotely managed networks of public wireless terminals supplying voice as well as value-added data services in developing countries. From 2003 to May 2008, Mr. Hiram was a Managing Partner of Eurofund 2000 L.P., a venture capital fund focused on Israeli-related companies in the telecommunications, information technology and microelectronic spheres. From June 2001 to December 2006, Mr. Hiram was a member of the Board of Directors of Comverse Technology, Inc., and was the non-executive Chairman of the Board of Directors of Comverse Technology, Inc. from April 2006 to December 2006. The Board concluded that Mr. Hiram should serve as a director of Ulticom based on his financial and accounting knowledge, his leadership skills, his experience of over 20 years in the communications industry and his specific experience as the former Chief Executive Officer of a company in the telecommunications industry.
Joel E. Legon (age 59)
Mr. Legon has served as a director since June 2009. Mr. Legon is currently the Chief Accounting Officer of Comverse Technology, Inc., a position he has held since February 2009. Prior to joining Comverse Technology, Inc., Mr. Legon held various positions with Avid Technology, Inc., including Chief Accounting Officer from July 2008 to December 2008, Chief Financial Officer from March 2007 to July 2008 and Principal Accounting Officer from March 2006 to March 2007. Avid Technology specializes in video and audio production technology. From January 2004 to March 2006, Mr. Legon was the Senior Vice President, Finance for Parametric Technology Corporation. Parametric Technology provides engineering software, content management and dynamic publishing solutions to worldwide customers. The Board concluded that Mr. Legon should serve as a director of Ulticom in light of his extensive financial experience in the technology industry and his position as the Chief Accounting Officer of Comverse Technology, Inc.

Rex A. McWilliams (age 74) — Independent Director; Chairman of Compensation Committee; Member of Audit Committee, Stock Option Subcommittee, and Corporate Governance and Nominating Committee
Mr. McWilliams has served as a director since April 2000. Mr. McWilliams is the Chairman of Omni Diagnostics, LLC, a provider of nuclear cardiology procedures, a position he has held since April 1999. Mr. McWilliams also serves as a principal member of Newvent Management, a position he has held since January 1997. Newvent makes investments in several private New Jersey companies and in commercial real estate. Between 1974 and September 1997, Mr. McWilliams served as the Chairman and Chief Executive Officer of Ulticom’s predecessor company, Dale, Gesek, McWilliams & Sheridan, Inc. The Board concluded that Mr. McWilliams should serve as a director of Ulticom based on his leadership skills and in-depth knowledge of Ulticom’s products as the former Chief Executive Officer of Ulticom’s predecessor company and his experience of over 35 years in the communications industry.
Shawn K. Osborne (age 49)
Mr. Osborne was appointed President and Chief Executive Officer of Ulticom in September 1997. He joined Ulticom in January 1997 as Vice President of Sales and Strategic Planning and has served as a director since January 2000. Mr. Osborne currently serves as the Chairman of the Board for the Telecommunications Industry Association. The Board concluded that Mr. Osborne should serve as a director of Ulticom in light of his intimate knowledge of Ulticom as its President and Chief Executive Officer and his deep knowledge of the communications industry stemming from his 26 years of experience in the industry.
Shefali A. Shah (age 38) — Member of Compensation Committee and Corporate Governance and Nominating Committee
Ms. Shah has served as a director since July 2007. Since March 2010, Ms. Shah has served as the Senior Vice President, General Counsel and Corporate Secretary of Comverse Technology, Inc. From March 2009 to March 2010, Ms. Shah served as the Acting General Counsel and Corporate Secretary of Comverse Technology, Inc. From June 2006 until March 2009, Ms. Shah served as the Associate General Counsel of Comverse Technology, Inc., and from December 2006 until March 2009 Ms. Shah was also the Assistant Secretary of Comverse Technology, Inc. Prior to joining Comverse Technology, Inc., Ms. Shah was an attorney with the corporate practice group of Weil, Gotshal & Manges LLP from September 2002 to June 2006. Ms. Shah is also a director of Starhome BV and Verint Systems Inc., majority-owned subsidiaries of Comverse Technology, Inc. The Board concluded that Ms. Shah should serve as a director of Ulticom in light of her position as the General Counsel and Corporate Secretary of Comverse Technology, Inc. and her substantial knowledge of compensation and corporate governance matters.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
Each of Ulticom’s directors and employees, including its Chief Executive Officer and its senior financial and accounting executives, are required to comply with its Code of Business Conduct and Ethics (the “Code”). The Code sets forth policies covering a broad range of subjects and requires strict adherence to laws and regulations applicable to Ulticom’s business. The Code is available on Ulticom’s website at www.ulticom.com, under the “Company, Investor Relations, Governance Documents” headings. A copy of Ulticom’s Code may also be obtained, without charge, by any person upon written request directed to the Corporate Secretary of Ulticom at 1020 Briggs Road, Mt. Laurel, New Jersey 08054. Ulticom will post to its website any amendments to the Code, or waiver from its provisions for principal executive officers or directors, under the “Company, Investor Relations, Governance Documents” headings.

Director Independence
Ulticom is considered a “Controlled Company” under the NASDAQ Listing Standards based on Comverse Technology, Inc.’s ownership of more than 50% of the voting power of Ulticom. As a “Controlled Company,” Ulticom is exempt from the requirements of having a majority of the board of directors be independent and having independent compensation and nominating committees. In creating this exception, NASDAQ recognized that majority shareholders, including parent companies, have the right to select directors and control key decisions, such as executive officer compensation, by virtue of their ownership rights.
The Board of Directors has determined that Messrs. Chill, Hiram and McWilliams are “independent” directors under the NASDAQ Listing Standards and the additional independence requirements for members of the Audit Committee contemplated by the NASDAQ Listing Standards and by Rule 10A-3 under the Exchange Act. In the course of the Board’s determination regarding the independence of Messrs. Chill, Hiram and McWilliams, it considered that Mr. Hiram was a former director of, and former non-executive Chairman of, Comverse Technology, Inc. from April 2006 until December 2006 and was also a member of Comverse Technology. Inc.’s Special Committee until August 2006. The Board determined that this former relationship would not interfere with Mr. Hiram’s exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Chill, Hiram and McWilliams are the sole members of the Audit Committee and the Stock Option Subcommittee.
Mr. Osborne is a director of Ulticom and is also its President and Chief Executive Officer. As such, Mr. Osborne is not an independent director. Messrs. Baker, Bunyan, Dahan and Legon and Ms. Shah are directors of Ulticom and each is an officer or employee of Comverse Technology, Inc., the entity that controls approximately 66% of the voting securities of Ulticom. Accordingly, Messrs. Baker, Bunyan, Dahan and Legon and Ms. Shah are not independent. Mr. Dahan and Ms. Shah are also members of the Compensation Committee but are not members of the Stock Option Subcommittee. Mr. Dahan and Ms. Shah are also members of the Corporate Governance and Nominating Committee. As a result, using the NASDAQ Listing Standards, Ulticom’s Compensation Committee and Corporate Governance and Nominating Committees would not be comprised solely of independent directors.
Executive Sessions
The Board of Directors meets at least twice annually in executive session. Mr. Dahan, the Chairman of the Board, presides over executive sessions of the Board of Directors, during which Mr. Osborne, the President and Chief Executive Officer, does not participate. In addition, the independent directors meet in executive sessions of the Board, during which only the independent directors participate.
Considerations for Director Nominees
Pursuant to its charter, the Corporate Governance and Nominating (“CG&N”) Committee has established certain procedures for the selection of nominees for election to the Board of Directors. If nominations are required for election or re-election by the shareholders or any Board vacancies that are to be filled by the Board, the Committee will identify, screen and review individuals qualified to serve as directors. To identify potential candidates, the CG&N Committee solicits the current members of the Board for the names of potentially qualified candidates, and may ask the directors to pursue their own business contacts for the names of potentially qualified candidates. Ulticom has not had an annual meeting of shareholders since June 2005. With the exception of Messrs. Baker, Chill, Hiram and McWilliams (who were elected by shareholders at such 2005 annual meeting and are now standing for re-election), the other current directors standing for election were previously recommended to fill vacancies by the CG&N Committee and approved by the Board of Directors pursuant to Ulticom’s Amended and Restated By-Laws. Although the CG&N Committee does not have a standard set of fixed qualifications that is applicable to all directors, it does assess each candidate’s ability to satisfy any applicable legal or listing requirements, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and committee matters. The CG&N Committee also gives consideration to the fact that Comverse Technology, Inc. owns over 66% of the voting power of Ulticom and that Ulticom is considered a “Controlled Company” under the NASDAQ Listing Standards. In addition, the CG&N Committee also considers the background and qualifications of director nominees in light of the Board as a whole so that the Board of Directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills and diversity of experience (including areas such as finance, accounting, law, engineering, sales, marketing and communications). The CG&N Committee reviews each of the potential candidates based on the foregoing in order to make its recommendation of nominees. After review, the CG&N Committee will conduct and clear any background checks, and then recommend such nominees to the Board of Directors for approval.

The CG&N Committee does not have a formal policy with respect to diversity, but does consider diversity of background, experience and skills that are complimentary among the members of the Board. The CG&N Committee also does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders, but the CG&N Committee will consider all qualified candidates, in its sole discretion, utilizing the same criteria regardless of whether the candidate was recommended by a director or a shareholder. If a shareholder wishes to recommend a person for consideration by the CG&N Committee, the shareholder should submit in writing the person’s name and qualifications to Ulticom’s Corporate Secretary at Ulticom, 1020 Briggs Road, Mt. Laurel, New Jersey 08054.
Board Leadership Structure
Ulticom currently has separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership of Ulticom while the Chairman of the Board presides over meetings of the full board in which the strategic direction for Ulticom is determined. The Chairman of Ulticom’s Board of Directors is also the Chairman of the Board of Directors of Comverse Technology, Inc. This structure is appropriate for Ulticom at the current time in light of Comverse Technology, Inc.’s majority ownership of Ulticom.
Board’s Role in Oversight of Risk
Risk is inherent in every business and how well a business manages risk can ultimately determine its success. Ulticom faces a number of risks, including, among others, risks related to contingent liabilities because of historical improper accounting practices, adverse conditions in the communications industry, a limited product portfolio and increased competition. Management is responsible for the day-to-day management of the risks Ulticom faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Ulticom’s Chairman is in regular communication with its President and Chief Executive Officer to discuss strategy and risks facing Ulticom. The Chief Executive Officer and the Chief Financial Officer regularly attend Board and committee meetings and are available to address any questions or concerns raised by the directors regarding risk management and any other matters. In addition, the Board of Directors regularly receives presentations from senior management regarding Ulticom’s operations, including associated risks and mitigation measures. The Audit Committee has oversight with respect to significant risks or exposures to Ulticom’s business and assets and the steps management has taken to minimize such risks. The Audit Committee also periodically reviews legal and regulatory matters that may have a material impact on Ulticom’s financial statements and the scope and effectiveness of compliance policies and programs. During the period from 2006-2008, the Audit Committee also had oversight of the investigations into Ulticom’s historical improper accounting practices and is responsible for monitoring Ulticom’s compliance with the equity incentive grant process and other remedial measures established as a result of the investigations.

Communicating with Directors
Shareholders who wish to communicate with the Board of Directors, the non-management directors or an individual director may do so by sending a letter to the Corporate Secretary of Ulticom at 1020 Briggs Road, Mt. Laurel, New Jersey 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all or individual members of the Board. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
MEETINGS AND COMMITTEES OF THE BOARD
The Board
During the fiscal year ended January 31, 2010 (“fiscal year 2009”), 12 meetings of the Board of Directors were held. In addition, an aggregate of 51 meetings of the committees of the Board of Directors were held in that period. During fiscal year 2009, no director attended less than 75% of the regularly scheduled and special meetings of the Board and its committees on which he or she served. Ulticom does not have a formal, written attendance policy requiring directors to attend the annual meeting of shareholders. Ulticom did not have an annual meeting during fiscal year 2009.
Committees of the Board of Directors
Ulticom’s Board of Directors maintains an Audit Committee, Compensation Committee, Stock Option Subcommittee and Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a charter approved by the Board of Directors, copies of which are available on Ulticom’s website at www.ulticom.com under “Company, Investor Relations, Governance Documents” or upon written request to the Corporate Secretary of Ulticom at 1020 Briggs Road, Mt. Laurel, New Jersey 08054.
Audit Committee
Members: Mr. Chill; Mr. Hiram (Chairman); and Mr. McWilliams
Ulticom has a standing Audit Committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate as required by the additional independence requirements for members of the Audit Committee pursuant to the applicable NASDAQ Listing Standards and Rule 10A-3 under the Exchange Act. In addition, the Board of Directors has also determined that Mr. Hiram is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. During fiscal year 2009, the Audit Committee held 36 meetings.
The purpose and responsibilities of the Audit Committee are discussed in detail in the charter and include, among other things:
•	overseeing the conduct and integrity of Ulticom’s financial reporting process;
•	overseeing Ulticom’s compliance with legal and regulatory requirements;
•
reviewing and evaluating the qualifications, engagement, compensation, independence and performance of Ulticom’s independent registered public accounting firm, their conduct of the annual audit, and their engagement for any other services;

•	reviewing the performance of Ulticom’s systems of internal accounting and financial and disclosure controls;
•	reviewing and authorizing related-party transactions;
•	overseeing Ulticom’s code of business conduct and ethics as established by the Board; and
•	preparing the Audit Committee report required to be included in Ulticom’s annual proxy statement.
Compensation Committee
Members: Mr. Chill; Mr. Dahan; Mr. Hiram; Mr. McWilliams (Chairman); and Ms. Shah
During fiscal year 2009, the Compensation Committee held 8 meetings. The purposes and responsibilities of the Compensation Committee are discussed in detail in its charter and include, among other things:
•	determining the compensation of Ulticom’s Chief Executive Officer;
•	reviewing and approving compensation levels for Ulticom’s other executive officers;
•	reviewing and approving management incentive compensation policies and programs; and
•	reviewing and recommending to the Board management incentive compensation, employee benefit and equity-based plans.
The Compensation Committee has a subcommittee, the Stock Option Subcommittee. Messrs. Chill, Hiram and McWilliams are members of the Stock Option Subcommittee. During fiscal year 2009, the Stock Option Subcommittee held 5 meetings. The Stock Option Subcommittee is composed entirely of “outside directors” within the meaning of the regulations of Section 162(m) of the Internal Revenue Code of 1986, as amended, “non-employee directors” under SEC Rule 16b-3 and “independent” directors as affirmatively determined by the Board of Directors pursuant to the applicable NASDAQ Listing Standards.
The purposes and responsibilities of the Stock Option Subcommittee are discussed in detail in its charter and include, among other things:
•	administering the grant of stock options and other equity incentive awards; and
•	setting annual bonus criteria and certifying that such criteria have been achieved.
Corporate Governance and Nominating Committee
Members: Mr. Chill (Chairman); Mr. Dahan; Mr. Hiram; Mr. McWilliams; and Ms. Shah
During fiscal year 2009, the Corporate Governance and Nominating Committee held 2 meetings. The purposes and responsibilities of the Corporate Governance and Nominating Committee are discussed in detail in its charter and include, among other things:
•	identifying individuals qualified to serve as directors and recommending to the Board the nominees for all directorships;
•	reviewing the independence of members of the Board and recommending to the Board whether each director qualifies as “independent” under the applicable rules of the NASDAQ Stock Market;
•	reviewing the overall corporate governance of Ulticom and recommending improvements when necessary; and
•	reviewing and recommending to the Board for approval any changes to the compensation of directors.

DIRECTOR COMPENSATION
Director Compensation Table
Pursuant to the charter of the Corporate Governance and Nominating (“CG&N”) Committee and Ulticom’s Amended and Restated By-Laws, the CG&N Committee is responsible for reviewing and recommending to the Board of Directors for approval the compensation for the directors. The CG&N Committee also has authority to retain and pay a compensation consultant and, as further discussed below, has retained a compensation consultant from time to time to review and provide advice on director compensation.
The table below discloses the compensation for fiscal year 2009 paid to or earned by those persons who served as a director during fiscal year 2009. Members of Ulticom’s Board of Directors who are employees of Ulticom, Comverse Technology, Inc. or one of Comverse Technology, Inc.’s subsidiaries, do not receive any compensation from Ulticom for their service as a director. Accordingly, they are not listed in the table below:

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($) (1)	($) (2)(3)(4)	($) (5)	($)
M. Chill	$131,500	$27,500	$50,380	$209,380
R. Hiram	140,000	27,500	50,380	217,880
R. McWilliams	141,000	27,500	50,380	218,880

(1)	Fees include fees paid to independent directors for meetings of the independent directors in addition to Board and committee meetings.

(2)
On November 17, 2009, Ulticom announced that its Board of Directors authorized a one-for-four reverse stock split (“Reverse Stock Split”). These changes became effective November 18, 2009. As provided for in Ulticom’s equity incentive plans, on November 18, 2009, all undelivered shares from DSU awards were adjusted to give effect to the Reverse Stock Split. Accordingly, the share data presented in the footnotes to this table has been retroactively adjusted to account for the effects of the Reverse Stock Split.

(3)
At the end of fiscal year 2009, the aggregate number of shares of common stock underlying outstanding deferred stock unit (“DSUs”) awards to directors was: Mr. Chill- 1,375; Mr. Hiram — 1,375; and Mr. McWilliams — 1,375. At the end of fiscal year 2009, the aggregate number shares of common stock underlying outstanding option awards to the directors was: Mr. Chill — 5,000; Mr. Hiram — 8,750; and Mr. McWilliams — 2,500.

(4)
On February 13, 2009, each independent director was awarded 1,375 DSUs for service in fiscal year 2009, the terms of which were reflected in Deferred Stock Award Agreements, subject to the terms of the 2005 SICP (as defined in the narrative below). The DSUs vested 25% on April 30, 2009; 25% on July 31, 2009; 25% on October 31, 2009; and 25% on January 31, 2010. The directors are entitled to receive shares of common stock equal to the number of vested DSUs on the earlier of (a) the date on which a Change in Control occurs (to the extent such Change in Control also constitutes a change in ownership or effective control within the meaning of Treasury Regulations Section 1.409A-3(i)(5)) and (b) January 3, 2011 (the “Settlement Date”). The amounts shown in this column represent the aggregate grant date fair value of the DSUs calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 regarding share-based payments.

(5)
In April 2009, Ulticom announced that its Board of Directors declared a special cash dividend (the “Special Dividend”) of $4.58 per share, payable on April 20, 2009 to Ulticom’s shareholders of record as of the close of business on April 13, 2009 (the Special Dividend was $4.58 per share prior to the Reverse Stock Split; if adjusted for the Reverse Stock Split, the Special Dividend was equivalent to $18.32 per share). The Special Dividend associated with the fiscal year 2008 and fiscal year 2009 awards were escrowed to be delivered to the directors on the applicable Settlement Date of their DSU award (see narrative below for more information on the fiscal year 2008 and fiscal year 2009 DSU grants). In January 2010, $25,190 was paid to each independent director when the fiscal year 2008 DSUs were settled. The Special Dividend that was escrowed in connection with the fiscal year 2009 DSU grant ($25,190) will be paid in January 2011, or such earlier date when the DSUs are settled.

Narrative to Director Compensation Table
For fiscal year 2009, the independent director compensation policy (adjusted for the November 18, 2009 one-for-four reverse stock split (the “Reverse Stock Split”)) was as follows:
•	$15,000 annual retainer fee;
•	$1,500 for each Board meeting attended (amended in August 2009 to include executive sessions of the independent directors);
•	$1,000 for each committee meeting attended;
•	$10,000 additional annual retainer for the Chairman of the Audit Committee;
•	$10,000 additional annual retainer for the Chairman of the Compensation Committee;
•	$5,000 additional annual retainer for the Chairman of the Corporate Governance and Nominating Committee;
•	$5,000 special stipend per month commencing as of March 2006 and continuing until Ulticom becomes current in its Exchange Act filings (special stipend was terminated as of November 1, 2009);
•	Grant of 2,125 deferred stock units (“DSUs”) upon joining the Board of Directors, vesting one-year from date of grant; and
•	Annual grant of 1,375 DSUs, vesting in 4 tranches at the end of each fiscal quarter during a one-year period from the date of the grant.
In April 2009, Ulticom announced that its Board of Directors declared a special cash dividend (the “Special Dividend”) of $4.58 per share, payable on April 20, 2009 to Ulticom’s shareholders of record as of the close of business on April 13, 2009 (the Special Dividend was $4.58 per share prior to the Reverse Stock Split; if adjusted for the Reverse Stock Split, the Special Dividend was equivalent to $18.32 per share). The Special Dividend was also payable to directors who had DSUs. The Special Dividend associated with the 2,750 DSUs (number of DSUs adjusted for the Reverse Stock Split for fiscal year 2008 and fiscal year 2009 awards) of each of Messrs. Chill, Hiram and McWilliams was escrowed to be delivered on the applicable Settlement Date of such DSU grant, subject to the terms of the Deferred Stock Award Agreements.
In February 2009, each independent director was awarded 1,375 DSUs for service in fiscal year 2009, the terms of which are reflected in Deferred Stock Award Agreements, subject to the terms of the Ulticom, Inc. 2005 Stock Incentive Compensation Plan (“2005 SICP”). The DSUs vested 25% at the end of each fiscal quarter (April 30, 2009, July 31, 2009, October 31, 2009, and January 31, 2010), subject to the independent director’s continued service with Ulticom through each such vesting date. The independent directors are entitled to receive shares of common stock equal to the number of vested DSUs on the earlier of (a) the date on which a Change in Control occurs (to the extent that such Change in Control also constitutes a change in ownership or effective control within the meaning of Treasury Regulations Section 1.409A-3(i)(5)) and (b) January 3, 2011 (the “2009 Settlement Date”). On the 2009 Settlement Date, the independent directors will receive from escrow $25,190 representing the portion of the Special Dividend associated with the fiscal year 2009 DSUs.

On the Settlement Date of January 6, 2010 for the DSUs granted for service in fiscal year 2008 (the “2008 Settlement Date”), each independent director received 1,375 shares of common stock in respect of 1,375 DSUs previously awarded for service in fiscal year 2008, the terms of which are reflected in Deferred Stock Award Agreements, subject to the terms of the 2005 SICP. The DSUs vested 25% at the end of each fiscal quarter (April 30, 2008, July 31, 2008, October 31, 2008, and January 31, 2009), as a result of the independent director’s continued service with Ulticom through each such vesting date. The independent directors were entitled to receive shares of common stock equal to the number of vested DSUs on the earlier of (a) the date on which a Change in Control occurs (to the extent that such Change in Control also constitutes a change in ownership or effective control within the meaning of Treasury Regulations Section 1.409A-3(i)(5)) and (b) January 6, 2010. On the 2008 Settlement Date, a payment of $25,190 was made to each independent director from the amount escrowed for the Special Dividend.
In January 2010, the CG&N Committee retained Frederic W. Cook & Co., Inc., an independent compensation consultant, to review and provide advice regarding director compensation in light of the Special Dividend and the Reverse Stock Split that had occurred during fiscal year 2009. Based on such review, the CG&N Committee recommended, and the Board approved, the following actions: (i) the cash compensation component of the director’s compensation policy was continued without change and (ii) the equity component was modified so that (1) the annual director DSU grants were restructured from an annual grant of a fixed number of shares to an annual grant of shares having a value of $30,000 and (2) the initial director DSU grant was restructured from a grant of a fixed number of shares to a grant of shares having a value of $50,000.
In February 2010, each independent director was granted 3,105.59 DSUs for service in fiscal year 2010, the terms of which are reflected in Deferred Stock Award Agreements, subject to the terms of the 2005 SICP. The DSUs vest 25% at the end of each fiscal quarter (April 30, 2010, July 31, 2010, October 31, 2010, and January 31, 2011), subject to the independent director’s continued service with Ulticom through each such vesting date. The independent directors are entitled to receive shares of common stock equal to the number of vested DSUs on the earlier of (a) the date on which a Change in Control occurs (to the extent that such Change in Control also constitutes a change in ownership or effective control within the meaning of Treasury Regulations Section 1.409A-3(i)(5)) and (b) January 2, 2012.

EXECUTIVE OFFICERS
Executive Officers (Not Also a Director):
James Johnston (age 53) — Mr. Johnston was appointed Senior Vice President, Operations in November 2007. Mr. Johnston has held several positions at Ulticom since joining in May 1998, including Senior Vice President, Engineering from February 2006 to October 2007; Vice President, Product Support from November 2001 to January 2006; Vice President, Operations from November 1999 to October 2001; and Vice President, Quality and Standards from February 1999 to November 1999.
Mark A. Kissman (age 51) — Mr. Kissman was appointed Senior Vice President and Chief Financial Officer in January 2006. Previously, Mr. Kissman was Vice President of Finance and Chief Financial Officer from September 2001 to January 2006. Mr. Kissman started his career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked in the firm’s audit practice.
Jamie McArdle (age 51) — Mr. McArdle was appointed Senior Vice President, Worldwide Sales in October 2009. Mr. McArdle has held several positions at Ulticom since joining in August 2001, including Vice President of Global Accounts from February 2008 to October 2009, Vice President, Sales — Americas from February 2006 to February 2008; and Vice President of World Wide Sales from August 2001 to February 2006.
Shila Roohi (age 48) — Ms. Roohi was appointed Senior Vice President, Engineering in November 2007. Ms. Roohi has held several positions at Ulticom since joining in September 1997, including Vice President, Component Solutions from February 2006 to January 2008 and Director, Customer Support Management, from August 2002 to January 2006.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and addresses how Ulticom made executive compensation decisions for its senior executive officers during fiscal year 2009. The senior executive officers named in this Compensation Discussion and Analysis (the “named executive officers”) are Shawn Osborne, President and Chief Executive Officer; Mark Kissman, Senior Vice President and Chief Financial Officer; James Johnston, Senior Vice President, Operations; Jamie McArdle, Senior Vice President, Worldwide Sales (who became an executive officer in October 2009) and Shila Roohi, Senior Vice President, Engineering.
Philosophy and Objectives
The primary objective of Ulticom’s executive compensation program is to assist Ulticom in attracting, retaining and motivating talented executives to execute its business strategy and achieve its short-term and long-term business goals so as to maximize profits and shareholder value. Ulticom seeks to achieve these objectives by:
•	providing compensation and rewards programs that are externally competitive to attract and retain the talent needed;
•	rewarding performance of executives who contribute to strategic and operational goals; and
•	structuring the compensation package in a manner that aligns the interests of the executive with Ulticom’s business objectives and shareholders’ interests.

The key components of Ulticom’s executive officer compensation program are base salary, annual cash incentive compensation and long-term incentive compensation, which are administered by the Compensation Committee and its subcommittee, the Stock Option Subcommittee (collectively, the “Compensation Committee”). Whereas in the fiscal year ended January 31, 2009 (“fiscal year 2008”), the Compensation Committee generally sought to provide total compensation to the Chief Executive Officer and the other executive officers at approximately the Cook Peer Group (as defined below) median, in the fiscal years ended January 31, 2010 (“fiscal year 2009”) and January 31, 2011 (“fiscal year 2010”), the Compensation Committee reviewed the Cook Peer Group median as a market check on compensation market practices. In fiscal years 2009 and 2010, the focus of the executive officer compensation program is to provide relatively competitive individual components as well as a relatively competitive total compensation opportunity. Each individual component, as well as the executive officer compensation package as a whole, is structured to competitively reward the executive based on both objectively and subjectively measured performance metrics. The Compensation Committee also retains the flexibility to consider, in its sole discretion, various subjective factors when making compensation decisions. The Compensation Committee does not have a policy with respect to the mix between the cash and equity components and in 2009, the mix between cash and equity was impacted by the reduction in equity values and the decision not to increase base salaries for the named executive officers due to current market conditions.
Compensation Procedures and Assistance from Compensation Consultants
During the early part of each fiscal year, the Compensation Committee sets the goals and objectives against which each named executive officer will be measured and sets the target awards for the fiscal year with respect to each named executive officer and with respect to each component of the compensation program. As part of this process, the Compensation Committee reviews a report provided by its independent compensation consultant (“Consultant”) that compares the executive’s potential compensation (assuming the targets set for the fiscal year are achieved) to peer group executive compensation (“Report”).
Subsequent to the end of the fiscal year, the Compensation Committee reviews actual results and makes decisions based on what has been achieved and, with the Consultant’s assistance, on what compensation levels are required to maintain competitiveness. The compensation decisions are made with respect to each named executive officer and with respect to each component of the compensation program, as well as with respect to the program in its entirety. To facilitate such review, the Consultant provides data covering periods subsequent to the Report initially submitted.
With regard to the compensation of Ulticom’s Chief Executive Officer, Mr. Osborne, the Compensation Committee reviews the Report provided by the Consultant. Based on its review of the Report and its review of Mr. Osborne’s recent performance, the Compensation Committee, exercising its discretion as appropriate, approves his compensation. With regard to the other named executive officers, Mr. Osborne makes recommendations to the Compensation Committee as to appropriate levels of compensation. The Compensation Committee then reviews these recommendations in comparison to the information from the Report, makes any adjustments it deems appropriate and approves their compensation. With regard to long-term incentive compensation, the Compensation Committee makes recommendations to the Stock Option Subcommittee, which reviews these recommendations, makes any adjustments, and approves any long-term incentives for the named executive officers. Except in the event of special circumstances that may arise, the Compensation Committee considers executive compensation at the first Compensation Committee meeting following the determination of the previous fiscal year’s financial results. However, certain decisions regarding executive compensation may be deferred to subsequent Compensation Committee meetings to permit further analysis and discussion.

The Compensation Committee has authority to retain and terminate Consultants. In fiscal year 2008, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as its Consultant. Taking into account the recommendations of Cook, the Compensation Committee selected a group of comparable, publicly-held technology companies of similar size and business to Ulticom (the “Peer Group”). As part of its services, Cook reviewed compensation levels and practices of the Peer Group and advised the Compensation Committee on the competitiveness of each element of Ulticom’s executive pay by providing the Compensation Committee with a Report (the “2008 Cook Report”). In the 2008 Cook Report, Cook reviewed base salary, bonuses/annual incentives, total cash compensation, long-term incentives and total compensation (base salary plus annual incentive payment plus equity compensation) from the most recently available proxy information for the Peer Group and national technology industry survey data (“Survey Data”). The Peer Group consisted of the following companies:

8x8	Numerex
Acme Packet	Openwave Systems
Aruba Networks	ORBCOMM
Catapult Communications	PCTEL, Inc.
Interactive Intelligence	Performance Technologies
InterDigital	Smith Micro Systems
Intervoice	Starent Networks
NextWave Wireless	Veraz Networks
NMS Communications
Cook recommended that since compensation opportunity is most highly correlated to revenue and market capitalization, the Peer Group median was a reasonable competitive market check for Ulticom given the relative size of Ulticom.
In fiscal year 2009, the Compensation Committee retained Cook to provide input to the Compensation Committee with respect to the competitiveness of base salaries, the annual cash incentive program and the long term incentive program based on (i) its findings from the 2008 Cook Report (it being determined that a new Report was not necessary because the 2008 Cook Report was fairly recent), (ii) recent trend information reflecting the general decline in market capitalization values, and (iii) the assumption that the performance goals set by the Compensation Committee for the named executive officers would be met. In addition, since the Special Dividend (as defined below) was under review by the Board of Directors at the time fiscal year 2009 compensation was being determined, Cook focused their input on equity compensation solutions in a special dividend scenario.
In fiscal year 2010, Cook reviewed compensation levels and practices of the Peer Group (the Peer Group for fiscal year 2010 did not differ substantially from the Peer Group for the 2008 Cook Report) and advised the Compensation Committee on the competitiveness of each element of Ulticom’s executive pay by providing the Compensation Committee with a Report (the “2010 Cook Report”). In the 2010 Cook Report, Cook reviewed base salary, bonuses/annual incentives, total cash compensation, long-term incentives and total compensation (base salary plus annual incentive payment plus equity compensation) from the most recently available proxy information for the Peer Group and Survey Data. Based on this review, Cook provided input to the Compensation Committee with respect to the competitiveness of base salaries, the annual cash incentive program, and the long-term incentive program using the assumption that the performance goals set by the Compensation Committee for the named executive officers would be met.
Compensation Components
Base Salaries. Base salaries are intended to provide a fixed amount of cash compensation that is externally competitive in relation to the responsibilities of the executive. Individual salaries for executive officers are generally reviewed annually by the Compensation Committee; however, the Compensation Committee also reviews base salaries when it deems it appropriate based on changed responsibilities or other circumstances. In determining the base salary for the Chief Executive Officer, the Compensation Committee considers the executive’s performance in meeting his or her objectives and the competitive information from the Consultant. In determining the salary for the other named executive officers, the Compensation Committee takes into account the recommendations of the Chief Executive Officer, the executive’s performance in meeting his or her objectives and the competitive information from the Consultant.

In May 2009, the Compensation Committee determined to maintain the following existing base salaries for the named executive officers based on then-current market conditions:

Name	Title	Base Salary
Shawn Osborne	President and CEO	$325,000
Mark Kissman	SVP and CFO	$253,000
James Johnston	SVP-Operations	$230,000
Shila Roohi	SVP-Engineering	$200,000
In October 2009, Jamie McArdle was appointed Senior Vice President, Worldwide Sales. His salary had been increased to $213,000 in October 2008 when he assumed the position of Acting Vice President, Global Sales. The Compensation Committee determined that his current salary would be maintained. Because Mr. McArdle was not an executive officer at the beginning of fiscal year 2009, his compensation structure for fiscal year 2009 was not determined by the Compensation Committee. During fiscal year 2009, Mr. McArdle was entitled to commissions earned on sales, and in fiscal year 2009 he earned $114,104 in commissions in addition to his base salary.
In April 2010, Mr. Osborne recommended that the existing base salaries for the other named executive officers be maintained at their current levels based on continued softness in Ulticom’s core market. The Compensation Committee accepted his recommendation and also determined to maintain Mr. Osborne’s base salary at its current level.
Annual Cash Incentive Program. Ulticom provides executives with an annual opportunity to earn cash incentive awards under its annual cash incentive program. The cash bonuses are intended to motivate and reward the achievement of short-term business goals, which is a key element of the Compensation Committee’s overall compensation philosophy. In determining the target award for the Chief Executive Officer, the Compensation Committee considers the competitive information from its Consultant and the short-term goals Ulticom is seeking to achieve. In determining the target awards for the other named executive officers, the Compensation Committee takes into account the recommendations of the Chief Executive Officer, the competitive information from the Consultant and the short-term goals Ulticom is seeking to achieve. The Compensation Committee may adjust any award to take into account extraordinary or unusual events occurring during the performance year, including the individual’s performance or changes in the individual’s duties and responsibilities.
Fiscal Year 2009 Annual Cash Incentive Program
In May 2009, the Compensation Committee approved the fiscal year 2009 annual cash incentive program and set the target awards for the fiscal year 2009 cash incentive awards to the named executive officers, except for Mr. McArdle who was not an executive officer until October 2009. Based on the information presented to the Compensation Committee by Cook, the target cash incentive awards remained at the same levels as the prior year: 75% of base salary for Mr. Osborne, the President and Chief Executive Officer, and 50% of base salary for the other named executive officers. Mr. Osborne’s target award percentage was determined based on the Compensation Committee’s assessment that, as Chief Executive Officer, he should have a higher percentage of his compensation based on Ulticom’s performance than the percentage target award for the other named executive officers. The potential payout for fiscal year 2009 ranged from 0% to 200% of the target award, based on the achievement of the performance metrics approved by the Compensation Committee. The performance metrics for fiscal year 2009 consisted of financial performance targets and individual performance goals, with 80% of the potential award being determined by objectively measured financial targets (adjusted revenue, adjusted operating income and adjusted cash flow) and 20% by non-quantitative individual achievements. In addition to the foregoing, after calculation of a potential award based on the quantitative and non-quantitative performance goals set by the Compensation Committee, the Compensation Committee had the discretion to adjust any award upwards or downwards by 20% of the target incentive award based on the Compensation Committee’s assessment of the leadership skills exhibited by the named executive officers and any additional factors it deemed relevant. The financial metrics and their weightings were determined based on an assessment of the relative importance of each metric in contributing to the success of Ulticom. The Compensation Committee determined that the revenue target should exclude vendor-specific objective evidence (“VSOE”) deferral and amortization (“adjusted revenue”); the operating income target should exclude VSOE adjustments, non-recurring expenses and stock-based compensation expense(“adjusted operating income”); and the cash flow target should exclude non-recurring expenses net of estimated tax benefit (“adjusted cash flow”). The Compensation Committee determined that it was appropriate for revenue to have the highest weighting (40%) since in Ulticom’s competitive market, revenue is the key business indicator of a company’s success. The following table sets forth potential bonus payouts based on achievement of the financial targets. Interpolation is applied for results between the levels shown in the table.
FISCAL YEAR 2009 ADJUSTED REVENUE TARGET — 40% of bonus

Revenue
(Millions)	% Payout
$45.0	25%
$47.0	50%
$49.0	100%
$51.0	150%
$53.0	200%
FISCAL YEAR 2009 ADJUSTED OPERATING INCOME TARGET — 20% of bonus

Operating
Income
(Millions)	% Payout
$(1.394)	0%
$0.0	25%
$1.250	100%
$2.500	150%
$3.750	200%
FISCAL YEAR 2009 ADJUSTED CASH FLOW TARGET — 20% of bonus

Cash Flow
(Millions)	% Payout
$0.5	25%
$1.0	50%
$2.0	100%
$3.0	150%
$4.0	200%
The individual performance goals for Messrs. Osborne, Kissman and Johnston and Ms. Roohi accounted for the remaining 20% of the bonus and were grouped into several performance categories such as maintaining market share with major customers, improving overall productivity through process innovation, reaching final settlement with the SEC regarding historical improper accounting practices, completing financial statements and filing these with the SEC and developing strategic alternatives to realize value. These individual performance goals were not based on a set formula but were instead subject to the discretion of the Compensation Committee based on its view of whether and to what extent the executives met their goals.

In March 2010, the Compensation Committee determined that, based on fiscal year 2009 results, the following payout percentages had been achieved for Messrs. Osborne, Kissman and Johnston and Ms. Roohi:

Category	Actual Performance (1)	% Payout
Adjusted Revenue	$45.128 million	26.6%
Adjusted Operating Income	$448,000	51.8%
Adjusted Cash Flow	$2.422 million	121.1%
Individual Performance Components		80%

(1)
Actual performance results as calculated for each target contain certain adjustments to the reported GAAP financial statement amounts for fiscal year 2009. Revenue excludes adjustments for VSOE deferral and amortization ($710,000); operating income excludes VSOE adjustments ($710,000), non-recurring expense ($7.507 million) and stock-based compensation expense ($726,000); and cash flow is cash flow from operating activities excluding non-recurring expenses ($7.507 million) and the estimated tax benefit associated with these non-recurring expense items ($906,000).

In addition, Mr. Osborne’s total annual cash incentive award was adjusted upwards by 10% of his target award and Mr. Kissman’s award was adjusted upward by 20% of his target award for their leadership skills during 2009. Based on the foregoing, the following amounts were authorized:

Name	Amount of Bonus
Shawn Osborne	$173,609
Mark Kissman	102,748
James Johnston	70,408
Shila Roohi	61,224
Mr. McArdle was not an executive officer in May 2009. Because Mr. McArdle was not an executive officer at the beginning of fiscal year 2009, his compensation structure for fiscal year 2009 was not determined by the Compensation Committee. Instead, his annual cash incentive program target was based on meeting quarterly and cumulative sales targets. Although Mr. McArdle was paid commissions on sales, he did not earn an annual cash incentive bonus for performance in 2009 because he did not meet the targets that were set under his annual sales incentive plan.
Fiscal Year 2010 Annual Cash Incentive Program
In April 2010, the Compensation Committee set the target awards for the fiscal year 2010 annual cash incentive awards to the named executive officers. Based on the information presented to the Compensation Committee by Cook, the target cash incentive awards remained at the same levels as the prior year (except for Mr. McArdle who was not in the program in fiscal year 2009): 75% of base salary for Mr. Osborne, the President and Chief Executive Officer, 60% of base salary for Mr. McArdle, the Senior Vice President, Worldwide Sales and 50% of base salary for the other named executive officers. Mr. Osborne’s target award percentage was determined based on the Compensation Committee’s assessment that, as Chief Executive Officer, he should have a higher percentage of his compensation based on Ulticom’s performance than the percentage target award for the other named executive officers. Mr. McArdle’s target award percentage was determined based on the Compensation Committee’s assessment that (i) as Senior Vice President, Worldwide Sales, a higher percentage of his total compensation should be based on the financial results of the company, and (ii) he should have an opportunity to potentially earn a bonus to compensate him for his lost opportunity to earn commissions on sales. The potential payout for fiscal year 2010 ranges from 0% to 200% of the target award, based on the achievement of the performance metrics approved by the Compensation Committee. The performance metrics for fiscal year 2010 consist of financial performance targets and individual performance goals, with 80% of the potential award being determined by objectively measured financial performance targets (revenue, adjusted operating income and adjusted cash flow) and 20% by non-quantitative individual achievements. In addition to the foregoing, after calculation of a potential award based on the quantitative and non-quantitative performance goals set by the Compensation Committee, the Compensation Committee has the discretion to adjust any award upwards or downwards by 20% of the target incentive award based on the Compensation Committee’s assessment of the leadership skills exhibited by the named executive officers and any additional factors it deems relevant. The financial metrics and their weightings were determined based on an assessment of the relative importance of each metric in contributing to the success of Ulticom. As in previous fiscal years, the financial metrics include revenue, adjusted operating income and adjusted cash flow, with a threshold achievement required for a 25% payout, a target achievement required for a 100% payout and a stretch target which would be difficult to attain, required for a 200% payout, for each relevant metric. Interpolation will be applied for intermediate results above the threshold levels. The Compensation Committee determined that the operating income achievement should be calculated using Ulticom’s consolidated operating income for fiscal year 2010 excluding non-recurring expenses and stock-based compensation expense (“2010 Adjusted Operating Income”) and that the adjusted cash flow achievement should be calculated using 2010 Adjusted Operating Income plus depreciation and amortization and the change in working capital during fiscal year 2010. The Compensation Committee determined that it was appropriate for revenue to have the highest weighting (40%) (2010 Adjusted Operating Income and adjusted cash flow each have a weighting of 20%) since in Ulticom’s competitive market, revenue is the key business indicator of a company’s success.
Long-Term Incentive Program. Long-term incentives are intended to motivate and retain executives and reward them based on long-term company performance. The Compensation Committee believes that equity-based incentive arrangements are among the most effective means available to Ulticom of aligning the interests of employees with the objectives of shareholders generally, and of building their long term commitment to the organization. Ulticom considers both available competitive data and subjective performance evaluations in determining the amount of long-term incentive compensation to grant to its named executive officers. During fiscal years 2006, 2007 and 2008, Ulticom was unable to provide the type of long-term incentive awards it had previously been providing because Ulticom determined that, as a consequence of its inability to timely file an annual report on Form 10-K for fiscal years 2005, 2006, 2007 and 2008, Ulticom was ineligible to use its registration statement on Form S-8. To ensure that it did not violate applicable securities laws, Ulticom suspended the grant of stock options and registered restricted stock awards for shares of Ulticom’s common stock to its employees under its employee stock plans and prohibited the exercise of vested stock options until such time as it was determined that Ulticom was in compliance with its periodic reporting obligations under applicable securities laws and had an effective registration statement on Form S-8 on file with the SEC (the “Restricted Period”).
Ulticom addressed the fact that should an employee, including a senior executive, leave Ulticom during the Restricted Period, his or her vested stock options may lapse as a result of his or her inability to exercise the options during the contractually-provided post-employment exercise period. On April 26, 2006, the Stock Option Committee extended the exercise rights of each employee with respect to his or her vested stock options such that any vested stock options that would otherwise expire during the Restricted Period would remain exercisable until the later to occur of (i) 90 days after the date of his or her termination of employment or (ii) 30 days after the Restricted Period had expired (the “Tolling Accommodation”). However, the Tolling Accommodation did not extend any option’s term beyond its contractual termination date, typically ten years after the date of grant.

In February 2008, the Compensation Committee approved payments to 16 persons, who were then currently employed with Ulticom, with respect to certain options to purchase Ulticom’s common stock previously granted to the employees because the options expired on February 2, 2008 (the “2008 Expiration Date”), the Tolling Accommodation could not be extended, and the employees were prohibited from exercising the options because Ulticom was ineligible to use its registration statement on Form S-8 due to its inability to timely file an annual report on Form 10-K for fiscal years 2005, 2006, 2007 and 2008. The payment amount was based on an amount equal to the difference between the exercise price of $1.9861 per share and the average price at which the common stock of Ulticom was trading for the five days prior to the 2008 Expiration Date, which was determined to be $7.08 per share. Of the payments made to the 16 employees, the following payments were made to the named executive officers listed below who were the only two named executive officers who had these options:

Name	Payment (1)
Shawn Osborne	$1,609,188 for options to purchase 315,905 shares
Shila Roohi	$44,455 for options to purchase 8,727 shares

(1)	The number of shares listed above has not been retroactively adjusted for the Reverse Stock Split.
In September 2009, the Compensation Committee approved payments to 4 persons, who were then currently employed with Ulticom, with respect to certain options to purchase Ulticom’s common stock previously granted to the employees because the options expired on August 2, 2009 (the “2009 Expiration Date”), the Tolling Accommodation could not be extended, and the employees were prohibited from exercising the options due to the restatement of Ulticom’s financial statements related to Ulticom’s historical accounting practices. The payment amount was based on an amount equal to the difference between the average price at which the common stock of Ulticom was trading for the five days prior to the 2009 Expiration Date and the $0.50 exercise price per share of the options plus an amount intended to compensate the employee for Ulticom’s inability to fully adjust the exercise price of the options (originally $3.97) upon payment of the Special Dividend of $4.58 per share on April 20, 2009. Of the payments made to the 4 employees, the following payment was made to the named executive officer listed below who was the only named executive officer who had these options:

Name	Payment (1)
James Johnston	$74,672.49 for options to purchase 30,001 shares

(1)	The number of shares listed above has not been retroactively adjusted for the Reverse Stock Split.
Ulticom filed its Annual Reports on Form 10-K for fiscal years 2005, 2006, 2007 and 2008 on September 30, 2009. Ulticom started trading on the NASDAQ Global Market as of November 25, 2009 and its Form S-8 became effective December 10, 2009. As a result, the Restricted Period was terminated and employees could resume trading their equity securities as of December 11, 2009.
Fiscal Year 2009 Long-Term Incentive Program
After considering the competitive information from the Consultant, in May 2009, the Compensation Committee and its Stock Option Subcommittee approved long-term incentive awards consisting of a total of 84,133 shares of private placement restricted common stock of Ulticom to Messrs. Osborne, Kissman and Johnston and Ms. Roohi. The target value of the 2009 target awards was 30% less than the target value of the 2008 target awards because (i) there were adverse market conditions and (ii) the resultant decrease in Ulticom’s stock price after the Special Dividend would have required a significant number of highly-dilutive shares being granted to maintain the same value. One-half (50%) of each executive officer’s restricted stock award vests over time, while the remaining 50% was subject to the achievement of $49 million in adjusted revenue (see “Fiscal Year 2009 Annual Cash Incentive Program” above for a discussion of adjusted revenue) for fiscal year 2009. The Compensation Committee determined that it was appropriate for revenue to be the sole performance metric since in Ulticom’s competitive market, revenue is the key business indicator of market penetration. The Compensation Committee determined that the combination of time-based awards and performance-based awards was appropriate because time-based awards were an effective retention tool while performance-based awards were an effective incentive tool. The time-based portion of the restricted stock awards vests in three equal annual installments beginning on May 5, 2010, subject to each executive’s continued employment on such vesting dates. If the financial condition had been met, the performance based portion of the restricted stock awards would also have vested in three equal installments beginning on May 5, 2010. At its May 2009 meeting, the Compensation Committee allocated the 2009 long-term incentive award among the named executive officers so that each was granted the following number of shares of private placement restricted common stock of Ulticom (adjusted for the Reverse Stock Split as discussed below) based on the target values set forth below:

Name	Target Value	Number of Shares
Shawn Osborne	$350,000	42,067
Mark Kissman	150,000	18,028
James Johnston	100,000	12,019
Shila Roohi	100,000	12,019

The share amounts listed above were determined using the average closing price of Ulticom’s common stock for the 3 days prior to the grant date.
In March 2010, the Compensation Committee determined that Ulticom did not achieve $49 million in adjusted revenue and the performance-based portion of the fiscal year 2009 long-term incentive award was forfeited. Therefore, following forfeiture of the performance-based portion of the award, the number of shares retained by Messrs. Osborne, Kissman and Johnston and Ms. Roohi was 50% of the amount reflected in the “Stock Awards” column for fiscal year 2009 in the “Summary Compensation Table” below.
In October 2009, upon his promotion to Senior Vice President, Worldwide Sales, Mr. McArdle was granted 6,143 shares of restricted stock (adjusted for the Reverse Stock Split) that will vest in three equal annual installments beginning on October 28, 2010, subject to his continued employment on such vesting dates.
Fiscal Year 2010 Long-Term Incentive Program
After considering the competitive information from the Consultant, in April 2010, the Compensation Committee and its Stock Option Subcommittee approved long-term incentive awards consisting of a total of 109,989 shares of restricted common stock of Ulticom to Messrs. Osborne, Kissman, McArdle and Johnston and Ms. Roohi. Except for Mr. Osborne’s target value, the target value of the 2010 awards was comparable to the target value of the 2008 awards (i.e., before the 30% reduction in 2009 described above). Mr. Osborne’s target value was lower than his 2008 target value because the relative competiveness of his target award was higher than the relative competitiveness of the target value of the other named executive officers based on information provided by Cook. 40% of each executive officer’s restricted stock award vests over time, while the remaining 60% will be earned based on the achievement of operating income targets. If a threshold level of operating income is achieved, 25% of the performance-based award will vest, and the target level of operating income must be achieved for 100% of the performance-based award to vest, with a ratable reduction for performance below target levels but above the threshold level. The Compensation Committee determined that having the performance-based portion of the award earned ratably depending upon a set range of operating income goals was a better incentive than having the award only vest if one set number was achieved. In addition, the Compensation Committee determined that the combination of time-based awards and performance-based awards was appropriate because time-based awards are an effective retention tool while performance-based awards are an effective incentive tool. The time-based portion of the restricted stock awards vests in three equal annual installments beginning on April 8, 2011, subject to each executive’s continued employment on such vesting dates. If the financial conditions are met, the performance-based portion of the restricted stock awards vest in three equal annual installments beginning on April 8, 2011, subject to each executive’s continued employment on such vesting dates. The Compensation Committee approved the following awards of restricted common stock based on the target values set forth below:

Name	Target Value	Number of Shares
Shawn Osborne	$420,000	42,381
Mark Kissman	210,000	21,191
Jamie McArdle	180,000	18,163
James Johnston	140,000	14,127
Shila Roohi	140,000	14,127

Special Dividend
In April 2009, Ulticom announced that its Board of Directors declared a special cash dividend (the “Special Dividend”) of $4.58 per share, payable on April 20, 2009 to Ulticom’s shareholders of record as of the close of business on April 13, 2009. In accordance with the terms of the 2005 SICP, executive officers who held unvested restricted stock received the Special Dividend. Ulticom further announced that the Board approved a decrease in the exercise price of all unexercised stock options that had been previously awarded to account for the effect of the Special Dividend. The following named executive officers received the following amounts as a result of their holdings of unvested restricted stock entitled to the Special Dividend:

Name	Special Dividend Paid (1)
Shawn Osborne	$200,375
Mark Kissman	$73,280
James Johnston	$73,280

(1)
The Special Dividend was paid on the number of shares of unvested restricted stock that each named executive officer held prior to the Reverse Stock Split. The Special Dividend would have been $18.52 per share if the share amount and the Special Dividend were adjusted for the Reverse Stock Split.

Reverse Stock Split
On November 17, 2009, Ulticom announced that its Board of Directors authorized a one-for-four reverse stock split of all outstanding shares of common stock (the “Reverse Stock Split”). These changes became effective November 18, 2009. As provided for in Ulticom’s equity incentive plans, on November 18, 2009, all outstanding stock options and unvested restricted stock were also adjusted to give effect to the Reverse Stock Split and the shares available for future grants under these plans were proportionately reduced.
Employment and Change of Control Agreements, and Retention Plan. The Compensation Committee believes that it is in the best interest of Ulticom to promote stability and continuity of senior management. The Compensation Committee seeks to obtain this goal by providing reasonable assurance to certain of its senior executives so they are not distracted from their duties, especially in light of the uncertainty caused by adverse market conditions and the continued consolidation in the communications industry. Accordingly, Ulticom approved and entered into a Retention Plan and Change of Control Termination Protection Agreements with each of the named executive officers other than the CEO, who was determined to have adequate protections under his employment agreement. A brief summary of certain of the retention and change of control provisions for the named executive officers are provided below in this Compensation Discussion and Analysis. All of the plans or agreements that provide for severance payment following termination in connection with a change in control are structured as “double triggers” based on the Compensation Committee’s determination that such payments should only be made if Ulticom terminates the employee in connection with a change in control. A more detailed description of these agreements and plans is provided below under “Employment, Change of Control and Termination Arrangements for Executives,” including the definition of a “Change of Control.”
Employment Agreement
Ulticom entered into an employment agreement with Mr. Osborne in February 2000 at the time of Ulticom’s initial public offering. In fiscal year 2007, the Compensation Committee determined it was appropriate to enter into a new employment agreement with Mr. Osborne to include severance compensation in the event of termination in connection with a change of control. The employment agreement also provided written assurances regarding certain perquisites such as the payment of life insurance premiums and the use of an automobile that had not been formalized in the previous employment agreement. The perquisites for Mr. Osborne are more fully described in the footnotes to the Summary Compensation Table. The employment agreement with Mr. Osborne is described in greater detail under “Employment, Change of Control and Termination Arrangements for Executives.”

Change of Control Termination Protection and Restrictive Covenant Agreements
Ulticom entered into Change of Control Termination Protection Agreements and Restrictive Covenant Agreements with Messrs. Kissman and Johnston in August 2007; in January 2008 with respect to Ms. Roohi upon her promotion to Senior Vice President; and in October 2009 with respect to Mr. McArdle upon his promotion to Senior Vice President (individually and collectively, these individuals are referred to as “Executive”). Each Change of Control Termination Protection and Restrictive Covenant Agreement is for a term of 1 year within automatic renewal for additional 1 year periods unless terminated by either Ulticom or the Executive with at least 60 days prior written notice. These agreements contain the following material terms:
•
If terminated within 12 months immediately following a “Change of Control,” or if terminated 60 days prior to a “Change of Control” in connection with or in anticipation of a “Change of Control,” Executive would receive (i) medical benefits for 1 year; (ii) a cash lump sum equal to: (x) 1 times Base Salary and (y) Executive’s Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by Ulticom in Ulticom’s fiscal year in which termination occurs and the denominator of which shall equal 365; and (iii) accelerated vesting of all equity incentive awards; and

•	Executive is prohibited from competing with Ulticom or soliciting its customers or employees for 1 year.
If Executive is terminated not in connection with or relating to a “Change of Control” or for “Cause,” Executive would be eligible to receive severance benefits under Ulticom’s General Severance Policy. Under the General Severance Policy, Executive would be entitled to receive payments equaling one week of base pay for every 6 months of service with a minimum of 12 weeks and a maximum of 26 weeks.
Retention Plan
In February 2008, in light of the continued operational uncertainty and the need to retain the senior managers, the Compensation Committee recommended and the Board approved a retention bonus program for the named executive officers (other than the CEO). This Retention Plan contained the following key provisions:
•	Eligible participants received two cash payments based on the participant’s Base Salary, with the participants receiving cash payments equal to 65% of Base Salary;
•	60% of the cash payments were paid on February 15, 2009 and 40% of the cash payments were paid on February 15, 2010; and
•
Cash payments were subject to the participant’s continued employment on such payment dates; provided, however, employees who were involuntarily terminated, not for “Cause,” were eligible to receive a pro-rata portion of the retention bonus upon termination.

In February 2009, the following named executive officers received the following retention payments:

Name	Retention Payment
Mark Kissman	$98,670
James Johnston	$89,700
Jamie McArdle	$70,290
Shila Roohi	$78,000

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ulticom specifically incorporates it by reference in a filing.
Compensation Committee Report on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Ulticom’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.
THE COMPENSATION COMMITTEE
Rex A. McWilliams, Chairman
Michael Chill
Andre Dahan
Ron Hiram
Shefali Shah
Compensation Committee Interlocks and Insider Participation
During fiscal year 2009, Messrs. Chill, Dahan, Hiram and McWilliams and Ms. Shah served as members of Ulticom’s Compensation Committee. Ms. Shah and Mr. Dahan are employees and/or directors of Comverse Technology, Inc., which owns more than 50% of the voting power of Ulticom. Messrs. Chill, Hiram and McWilliams served also as members of Ulticom’s Stock Option Subcommittee, a subcommittee of the Compensation Committee. Except for Mr. McWilliams who was the Chief Executive Officer of Ulticom’s predecessor company from 1974 until September 1997, none of the members of the Compensation Committee has ever been an officer or employee of Ulticom. During all or part of fiscal year 2009, none of Ulticom’s executive officers served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of Ulticom’s Board of Directors or Compensation Committee.
Compensation Risks
Ulticom’s management and the Compensation Committee have reviewed Ulticom’s compensation policies and practices for its named executive officers and other employees and have concluded that any risks arising from Ulticom’s compensation policies and programs are not reasonably likely to have a material adverse effect on Ulticom.

Summary Compensation Table
The table below summarizes the dollar amounts of all the total compensation components for the fiscal years ended January 31, 2008 (fiscal year 2007), January 31, 2009 (fiscal year 2008) and January 31, 2010 (fiscal year 2009), paid to or earned by each of Ulticom’s (i) principal executive officer, (ii) principal financial officer, and (iii) 3 other highest paid executive officers who were executive officers at the end of fiscal year 2009 (collectively, the “named executive officers”).

							Non-Equity
						Stock	Incentive Plan	All Other
		Salary		Bonus		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)		($)		$ (4)	($) (5)	($) (6)		($)
S.K. Osborne,	2009	$325,000		$24,375	(1)	$365,141	$149,234	$223,498	(7)(9)	$1,087,248
President and CEO	2008	325,000		48,750	(2)	—	—	1,634,408	(9)	2,008,158
	2007	325,000		—		336,000	—	23,937	(9)	684,937

M.A. Kissman,	2009	253,000		123,970	(1)(3)	156,483	77,448	76,780	(7)	687,681
SVP & CFO	2008	253,000		25,300	(2)	—	—	3,500		281,800
	2007	253,000		—		134,400	—	3,500		390,900
J. Johnston,	2009	230,000		89,700	(3)	104,325	70,408	152,452	(7)(8)	646,885
SVP, Operations	2008	230,000		23,000	(2)	—	—	3,500		256,500
	2007	221,000		—		134,400	—	3,500		358,900
J. McArdle,	2009	327,104	(9)	70,290	(3)	64,993	—	—		462,387
SVP, Worldwide Sales (10)
S. Roohi,	2009	200,000		78,000	(2)	104,325	61,224	3,500		447,049
SVP, Engineering	2008	200,000		20,000	(3)	—	—	47,955	(11)	267,955
	2007	163,000		—		—	19,343	3,500		185,843

(1)
Includes a cash award made under Ulticom’s annual cash incentive program for fiscal year 2009. The Compensation Committee exercised discretion to grant a leadership bonus to Messrs. Osborne and Kissman.

(2)
Represents a cash award made under Ulticom’s annual cash incentive program for fiscal year 2008. The Compensation Committee approved these awards for fiscal year 2008 despite the threshold performance targets not being met.

(3)
The amount shown in the “Bonus” column for fiscal year 2009 for Messrs. Kissman, Johnston, McArdle and Ms. Roohi includes a payment under the Retention Plan as discussed above under “Compensation Discussion and Analysis — Retention Plan.” The amounts are: Mr. Kissman — $98,670; Mr. Johnston — $89,700; Mr. McArdle — $70,290; and Ms. Roohi — $78,000.

(4)
The amounts in the “Stock Awards” column for fiscal years 2007 and 2009 represent the aggregate grant date fair value of the restricted stock calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 regarding share-based payments. These restricted stock awards made in fiscal year 2009 are more fully described in the “Grants of Plan-Based Awards” table below. For performance-based awards (50% of the total award reflected) in fiscal year 2009, the amount reflected is based upon the assumption that the performance metric would be achieved. However, in March 2010, the Compensation Committee determined that the fiscal year 2009 performance-based awards were forfeited because the performance condition was not met. Therefore, the grant date fair value of the restricted stock, without the performance-based portion that was forfeited, for Messrs. Osborne, Kissman, Johnston and Ms. Roohi with respect to fiscal year 2009 was 50% of the amount reflected in the ‘Stock Awards” column of this table.

(5)
The amounts in the “Non-Equity Incentive Plan Compensation” column reflect cash awards made under Ulticom’s annual cash incentive program in fiscal year 2009. These awards were approved by Ulticom’s Compensation Committee in the subsequent fiscal year for the previous year’s performance. As discussed above in “Compensation Discussion and Analysis — Annual Cash Incentive Program,” Mr. McArdle was not an executive officer at the beginning of fiscal year 2009 and his potential annual cash incentive bonus was subject to different performance metrics than the other named executive officers. Mr. McArdle did not earn a cash incentive award for 2009 performance.

(6)	The amount shown in the “All Other Compensation” column for each of the named executive officers includes company contributions of $3,500 under the Ulticom, Inc. 401(k) Plan.

(7)
In April 2009, Ulticom announced that its Board of Directors declared a special cash dividend (the “Special Dividend”) of $4.58 per share, payable on April 20, 2009 to Ulticom’s shareholders of record as of the close of business on April 13, 2009 (the Special Dividend was $4.58 per share prior to the Reverse Stock Split; if adjusted for the Reverse Stock Split, the Special Dividend was equivalent to $18.32 per share). The amount shown in the “All Other Compensation” column for fiscal year 2009 for Messrs. Osborne, Kissman and Johnston includes the amount of the Special Dividend paid on unvested restricted stock as discussed above under “Compensation Discussion and Analysis — Special Dividend.” The amounts are: Mr. Osborne — $200,375; Mr. Kissman — $73,280; and Mr. Johnston — $73,280.

(8)
In addition to Ulticom’s 401(k) contributions and the Special Dividend described in footnotes (6) and (7), the amount shown in the “All Other Compensation” column for Mr. Johnston for fiscal year 2009 also includes a payment of $74,672 in fiscal year 2009 for expired stock options. A more detailed discussion of this payment is provided above under “Compensation Discussion and Analysis — Long-Term Incentive Program.”

(9)	In addition to Ulticom’s 401(k) contributions and the Special Dividend described in footnotes (6) and (7) above, the amount shown in the “All Other Compensation” column for Mr. Osborne also includes:
•
the value attributable to personal use of an Ulticom-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines). Such amount is included as compensation on Mr. Osborne’s W-2, and Mr. Osborne is responsible for paying income taxes on such amount;

•	personal professional services in fiscal year 2008;

•	a $1,000,000 life insurance policy paid for by Ulticom;

•
a payment of $1,609,188 in fiscal year 2008 for expired stock options. A more detailed discussion of this payment is provided above under “Compensation Discussion and Analysis — Long-Term Incentive Program.”

(10)	Mr. McArdle was not an executive officer in fiscal years 2007 and 2008. Of the $327,104 listed in the “Salary” column, $213,000 was base salary and $114,104 was commissions earned on sales.

(11)
In addition to Ulticom’s 401(k) contributions described in footnote (6), the amount shown in the “All Other Compensation” column for Ms. Roohi for fiscal year 2008 also includes a payment of $44,455 for expired stock options in fiscal year 2008. A more detailed discussion of this payment is provided above under “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

Grants of Plan-Based Awards
The following table discloses each grant of a plan-based award to a named executive officer during the fiscal year ended January 31, 2010 (fiscal year 2009):

					Estimated Possible
					Payouts Under Equity	All Other Stock
		Estimated Possible Payouts Under			Incentive Plan Awards	Awards: Number of
		Non-Equity Incentive Plan Awards (2)			(3)(4)	Shares of Stock or	Grant Date Fair
	Grant	Threshold	Target	Maximum	Target	Units (5)	Value of Stock
Name	Date (1)	($)	($)	($)	(#)	(#)	Awards (6)
S.K. Osborne		$48,750	$243,750	$487,500
	5/5/2009				21,033		$182,566
	5/5/2009					21,034	182,575
M.A. Kissman		25,300	126,500	253,000
	5/5/2009				9,013		78,233
	5/5/2009					9,015	78,250
J. Johnston		23,000	115,000	230,000
	5/5/2009				6,009		52,158
	5/5/2009					6,010	52,167
J. McArdle (7)		99,045	127,800	383,400
	10/28/2009				—	6,143	64,993
S. Roohi		20,000	100,000	200,000
	5/5/2009				6,009		52,158
	5/5/2009					6,010	52,167

(1)	Represents the date the equity incentive target awards were established by Ulticom’s Compensation Committee.

(2)
Except for Mr. McArdle whose annual cash incentive bonus is discussed in footnote 7 below, the threshold amounts shown reflect the minimum payment level under Ulticom’s fiscal year 2009 annual cash incentive program, which was 20% of the target amount shown. The maximum amount was 200% of such target amount. These amounts were based on the individual’s base salary in the 2009 fiscal year. A more detailed discussion of the annual cash incentive plan is provided above under “Compensation Discussion and Analysis — Annual Cash Incentive Program.”

(3)
On November 17, 2009, Ulticom announced that its Board of Directors authorized the Reverse Stock Split. These changes became effective November 18, 2009. As provided for in Ulticom’s equity incentive plans, on November 18, 2009, all unvested shares of common stock were adjusted to give effect to the Reverse Stock Split. Accordingly, common share data presented in this table has been retroactively adjusted to account for the effects of the Reverse Stock Split.

(4)
Represents possible payments of restricted stock pursuant to Ulticom’s fiscal year 2009 incentive awards under the 2005 SICP. The number of shares shown are performance-based awards that were subject to the achievement of a performance target, and if the 2009 performance target had been met, the award would have vested in three equal annual installments. The performance metric did not contain a range. In March 2010 the Compensation Committee determined that the performance target had not been met and the shares were forfeited. A more detailed discussion of the long-term incentive program is provided above under “Compensation Discussion and Analysis — Long-Term Incentive Program.”

(5)
Represents the number of time-based shares of restricted stock granted May 5, 2009 under the 2005 SICP. The awards vest in 3 equal annual installments beginning on the one-year anniversary of the date the award was granted.

(6)
The grant date fair value of the restricted stock was calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 regarding share-based payments. The determination of the grant date fair value was based on the average between the high and low prices ($8.68 after adjustment for the Reverse Stock Split) for Ulticom’s common stock on May 5, 2009, the date of the grant; except for Mr. McArdle’s grant, for which the average between the high and low prices ($10.58, after adjustment for the Reverse Stock Split) on October 28, 2009, the date of his grant, was used.

(7)
Because Mr. McArdle was not an executive officer in May 2009, his annual cash incentive bonus was based on meeting quarterly and cumulative sales revenue targets. The amount shown of $99,045 is the minimum payout for meeting the threshold quarterly and cumulative sales targets. Since he was not an executive officer in May 2009, he was not a participant in the performance portion of the equity incentive plan award program.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses for each named executive officer all shares of common stock underlying unexercised options and all stock awards that have not yet vested as of January 31, 2010.

	Option Awards (1)(2)			Stock Awards (1)
							Equity
							Incentive		Equity
							Plan		Incentive
							Awards:		Plan Awards:
							Number of		Market or
						Market	Unearned		Payout Value
	Number of			Number of		Value of	Shares,		of Unearned
	Securities			Shares or		Shares or	Units or		Shares, Units
	Underlying			Units of		Units of	Other		or Other
	Unexercised	Option		Stock that		Stock that	Rights		Rights That
	Options	Exercise	Option	have not		have not	That Have		Have Not
	(#)	Price	Expiration	vested		vested	Not Vested		Vested
Name	Exercisable	($)(1)	Date	(#)		($)(3)	(#)		($)(3)
S.K. Osborne	6,250	$33.68	4/4/2010	26,034	(4)	$249,926	21,033	(5)	$201,917
	18,750	59.93	3/5/2011
	25,000	7.76	6/25/2012
	18,750	20.56	6/26/2013
	18,750	25.08	7/9/2014
	18,751	21.04	12/29/2015
M.A. Kissman	6,250	19.20	12/19/2011	11,015	(6)	105,744	9,013	(7)	86,525
	7,501	20.56	6/26/2013
	7,501	25.08	7/9/2014
	7,500	21.04	12/29/2015
J. Johnston	2,500	71.93	7/10/2010	8,010	(8)	76,896	6,009	(9)	57,686
	6,250	59.93	3/5/2011
	2,501	7.76	6/25/2012
	7,501	20.56	6/26/2013
	7,500	25.08	7/9/2014
	5,000	21.04	12/29/2015
J. McArdle	5,000	19.20	12/19/2011	6,143	(10)	58,972	—		—
	3,125	7.76	6/25/2012
	7,500	20.56	6/26/2013
	7,500	25.08	7/9/2014
S. Roohi	2,500	59.93	3/5/2011	6,010	(11)	57,696	6,009	(12)	57,686
	3,751	20.56	6/26/2013
	2,500	25.08	7/9/2014
	1,875	21.04	12/29/2015

(1)
In April 2009, Ulticom announced that its Board of Directors declared a special dividend of $4.58 per share, payable on April 20, 2009 to Ulticom’s shareholders of record as of the close of business on April 13, 2009 (the “Special Dividend”). Ulticom further announced that the Board approved a decrease in the exercise price of all unexercised stock options that had been previously awarded to account for the effect of the Special Dividend. On November 17, 2009, Ulticom announced that its Board of Directors authorized a one-for-four reverse stock split (“Reverse Stock Split”). The Reverse Stock Split became effective November 18, 2009. As provided for in Ulticom’s equity incentive plans, on November 18, 2009, all outstanding stock options and unvested restricted stock awards were also adjusted (one-for-four) to give effect to the Reverse Stock Split. Additionally, the exercise price of each outstanding option was increased by a multiple of four. Accordingly, the information presented in this table has been retroactively adjusted to account for the effects of the Special Dividend and the Reverse Stock Split.

(2)	All options vest in equal installments over a 4 year period from the date of grant and may be exercised within 10 years from the date of the grant.

(3)	The market value was determined by using the closing market price ($9.60) of Ulticom’s common stock on January 29, 2010, the last trading day of the 2009 fiscal year.

(4)
Consists of (i) 5,000 shares of restricted stock granted April 24, 2007 from the 2005 SICP, 50% of which vest on April 24, 2010 and 50% of which vest on April 24, 2011; and (ii) 21,034 shares of restricted stock granted May 5, 2009 from the 2005 SICP that vest in three equal annual installments beginning on May 5, 2010.

(5)
Consists of 21,033 shares of restricted stock granted May 5, 2009 from the 2005 SICP that were subject to the achievement of a certain revenue target. In March 2010, the Compensation Committee determined that the performance-based awards were forfeited because this revenue target was not achieved.

(6)
Consists of (i) 2,000 shares of restricted stock granted April 24, 2007 from the 2005 SICP, 50% of which vest on April 24, 2010 and 50% of which vest on April 24, 2011; and (ii) 9,015 shares of restricted stock granted May 5, 2009 from the 2005 SICP that vest in three equal annual installments beginning on May 5, 2010.

(7)
Consists of 9,013 shares of restricted stock granted May 5, 2009 from the 2005 SICP that were subject to the achievement of a certain revenue target. In March 2010, the Compensation Committee determined that the performance-based awards were forfeited because this revenue target was not achieved.

(8)
Consists of (i) 2,000 shares of restricted stock granted April 24, 2007 from the 2005 SICP, 50% of which vest on April 24, 2010 and 50% of which vest on April 24, 2011; and (ii) 6,010 shares of restricted stock granted May 5, 2009 from the 2005 SICP that vest in three equal annual installments beginning on May 5, 2010.

(9)
Consists of 6,009 shares of restricted stock granted May 5, 2009 from the 2005 SICP that were subject to the achievement of a certain revenue target. In March 2010, the Compensation Committee determined that the performance-based awards were forfeited because this revenue target was not achieved.

(10)	Consists of 6,143 shares of restricted stock granted October 28, 2009 from the 2005 SICP that vest in three equal annual installments beginning on October 28, 2010.

(11)	Consists of 6,010 shares of restricted stock granted May 5, 2009 from the 2005 SICP that vest in three equal annual installments beginning on May 5, 2010.

(12)
Consists of 6,009 shares of restricted stock granted May 5, 2009 from the 2005 SICP that were subject to the achievement of a certain revenue target. In March 2010, the Compensation Committee determined that the performance-based awards were forfeited because this revenue target was not achieved.

Option Exercises and Stock Vested Table
The table below shows for the named executive officers for fiscal year 2009 (i) all stock options that were exercised; (ii) all payments that were made to purchase expired stock options; and (iii) all previously granted stock awards that vested.

	Option Awards (1)		Stock Awards (1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
S. K. Osborne
4/24/2009	—	$—	5,000	$38,200	(2)
12/29/2009	—	—	937	8,442	(3)
M. Kissman
4/24/2009	—	—	2,000	15,280	(2)
J. Johnston
4/24/2009	—	—	2,000	15,280	(2)
9/14/2009	(4)	74,672	—	—
S. Roohi
12/30/2009	4,125	7,178	—	—

(1)
In April 2009, Ulticom announced that its Board of Directors declared a special dividend of $4.58 per share, payable on April 20, 2009 to Ulticom’s shareholders of record as of the close of business on April 13, 2009 (the ‘Special Dividend”). Ulticom further announced that the Board approved a decrease in the exercise price of all unexercised stock options that had been previously awarded to account for the effect of the Special Dividend. On November 17, 2009, Ulticom announced that its Board of Directors authorized a one-for-four reverse stock split of all outstanding shares of common stock (the “Reverse Stock Split”). These changes became effective November 18, 2009. As provided for in Ulticom’s equity incentive plans, on November 18, 2009, all outstanding stock options and unvested restricted stock were also adjusted to give effect to the Reverse Stock Split. Additionally, the exercise price of each outstanding option was increased by a multiple of four. Accordingly, the data presented in this table has been retroactively adjusted to account for the effects of the Special Dividend and the Reverse Stock Split.

(2)	On the vesting date of April 24, 2009 the adjusted closing market price for Ulticom’s common stock was $7.64.

(3)	On the vesting date of December 29, 2009 the adjusted closing market price for Ulticom’s common stock was $9.01.

(4)
In September 2009, Mr. Johnston was paid in cash the amount shown above to purchase his expired stock options that he was not permitted to exercise due to the restatement of Ulticom’s financial statements. A more detailed discussion of this payment is provided above under “Compensation Discussion and Analysis — Long-Term Incentive Program.”

Pension Benefits
During fiscal year 2009, Ulticom did not have any plan that provided for pension payments or other benefits at, following, or in connection with retirement.
Nonqualified Deferred Compensation
During fiscal year 2009, Ulticom did not have any defined contribution or other plan that provided for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Termination Arrangements for Executives
As described in “Compensation Discussion and Analysis — Employment and Change of Control Agreements, and Retention Plan” above, Mr. Osborne has an agreement with Ulticom which provides for employment over a certain term and includes certain perquisites, severance and change of control payments upon certain triggering events.
Messrs. Kissman, Johnston and McArdle and Ms. Roohi have agreements with Ulticom that may affect the amount paid or benefits provided following a termination of their employment in connection with certain events, including a change of control as described below.
Assumptions and General Principles. The following assumptions and general principles apply with respect to the tables below upon any termination of employment of the named executive officers:
•
The amounts shown in the tables assume that the named executive officers were terminated on January 31, 2010. The amounts shown in the tables include estimates of amounts that would be paid to the executive upon the occurrence of the specified event. The actual amounts to be paid to the named executive officers can only be determined at the time of their termination or a change of control;

•
Messrs. Kissman, Johnston and McArdle and Ms. Roohi were participants in the Retention Plan (as described above in “Compensation Discussion and Analysis — Employment and Change of Control Agreements, and Retention Plan”) that provided that if the Participant’s employment was terminated by Ulticom without Cause, the participant was entitled to a pro rata portion of the Retention Bonus;

•	The amounts shown assume that any change of control transaction occurred on January 31, 2010, and the executives’ equity is valued at the price per share on such date;
•
Although in fact a lesser bonus amount was earned in fiscal year 2009, for purposes of the tables below, it has been assumed that the named executive officers received the target annual cash incentive bonus for fiscal year 2009;

•	The amounts shown in the tables under “Termination Relating to a Change of Control” assume that the executives were terminated in connection with a “Change of Control” and not for “Cause”; and
•	A “Change of Control” generally will be deemed to have occurred:
•	upon the acquisition of beneficial ownership by any person or group (other than Comverse Technology, Inc.) of 50% or more of the combined voting power of Ulticom’s outstanding securities;
•
if the directors who constitute the continuing “Incumbent Board” (as that term is defined in the agreements) cease over a period of 1 year to constitute a majority of the number of directors then serving on the Board;

•	upon the consummation of one of more sales or transfers of all or substantially all of Ulticom’s assets; or
•
upon a reorganization, merger, consolidation, division or issuance of securities unless (i) more than 50% of Ulticom’s outstanding equity securities is owned by the same holders in the same proportion as before the transaction or (ii) the merger or consolidation is effected to implement a recapitalization of Ulticom in which no person or group (other than Comverse Technology, Inc.) becomes the beneficial owner of 50% or more of the combined voting power of Ulticom’s outstanding securities.

Shawn K. Osborne Mr. Osborne’s Employment Agreement, dated as of July 5, 2007, (“Employment Agreement”) contains the following material terms:
•
Term is from February 1, 2007 through February 1, 2009, and it renews each year thereafter for a 1 year term unless either party gives notice of non-renewal not less than 30 days prior to February 1 of each year (no notice of non-renewal was given prior to February 1, 2010);

•	Base salary of no less than $325,000 per annum, the amount of which shall be determined from time to time by the Board of Directors;
•
Mr. Osborne is eligible for, but not automatically entitled to, an annual performance bonus (the “Bonus”) in such amount as the Board or the Compensation Committee, in its sole discretion, shall determine;

•	Mr. Osborne is eligible to participate in annual and long-term equity incentive programs applicable to Ulticom’s senior-level employees;
•	Mr. Osborne is entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to Ulticom’s senior level executives;
•	Mr. Osborne is entitled to $1,000,000 of life insurance and the exclusive use of a car (not to exceed $999 a month);
•
If Mr. Osborne’s employment is terminated due to his death, his estate and/or beneficiaries would be entitled to (i) a pro-rata share of the Target Bonus for the year in which he was employed; and (ii) accelerated vesting of all equity awards;

•
If Mr. Osborne’s employment is terminated due to his disability, he would be entitled to (i) a pro-rata share of the Target Bonus for the year in which he was employed; (ii) health benefits for 18 months; and (iii) accelerated vesting of all equity awards;

•	Ulticom may terminate Mr. Osborne for “Cause” or “Without Cause,” as defined in the Employment Agreement;
•
If terminated by Ulticom for “Cause,” Mr. Osborne would be entitled to receive earned but not paid Base Salary, and normal reimbursements such as expense reimbursements, vacation pay and other benefits reimbursements;

•
If terminated by Ulticom “Without Cause” or by Mr. Osborne for “Good Reason,” as such terms are defined in the Employment Agreement, Mr. Osborne would be entitled to (i) a lump-sum payment of an amount equal to the sum of (A) Mr. Osborne’s then-applicable annual Base Salary and (B) the Target Bonus in the year in which Mr. Osborne’s employment terminates; (ii) health benefits for 18 months; and (iii) accelerated vesting of all equity awards;

•
If the Employment Agreement is not renewed by Ulticom, Mr. Osborne would be entitled to receive a lump sum severance payment in an amount equal to the greater of 50% of the annual cash incentive plan (“ACIP”) amount earned by Mr. Osborne in the last full year of employment or 50% of the average of the ACIP amounts earned by Mr. Osborne over the term of employment under the Employment Agreement;

•
If terminated by Ulticom 60 days before or 1 year after a “Change of Control,” Mr. Osborne would be entitled to receive (i) a lump-sum payment of an amount equal to 1.5 times the sum of (A) Mr. Osborne’s then-applicable annual Base Salary and (B) the Target Bonus in the year in which Mr. Osborne’s employment terminates; (ii) a pro-rata share of the Target Bonus for the year in which he was employed; (iii) health benefits for 18 months; and (iv) accelerated vesting of all equity awards;

•
If any Company stock options granted to Mr. Osborne are within the meaning of Section 409A “Discount Options,” Ulticom will pay an additional amount such that the net amount to Mr. Osborne shall be equal to the amount as if the Section 409A penalties were not applicable to the Discount Options; and

•	Mr. Osborne is prohibited from disclosing any Company confidential information, competing with Ulticom or soliciting its customers or employees for at least 18 months after termination.

The following table provides information with respect to potential payments to Mr. Osborne under his Employment Agreement as if the indicated action had occurred as of January 31, 2010:

				Termination
Mr. Osborne -			Without Cause or	Relating to a
Benefits & Payments	Nonrenewal by		Good Reason	Change of
Upon Termination	Company		Termination	Control	Death	Disability
Compensation

Base Salary ($325,000)	$—		$325,000	$487,500	$—	$—

Annual Cash Incentive Program	121,875	(1)	243,750	609,375	243,750	243,750

Long Term Incentives (2)	—			457,843	457,843	457,843

Benefits & Perquisites

Health Benefits	—		23,169	23,169	—	23,169

Life Insurance Proceeds	—		—	—	1,000,000	—

Total:	$121,875		$591,919	$1,577,887	$1,701,593	$724,762

(1)
Under his Employment Agreement, Mr. Osborne is entitled to receive the greater of 50% of the ACIP amount earned by Mr. Osborne in the last full year of employment or 50% of the average of the ACIP amounts earned by Mr. Osborne over the term of employment under the Employment Agreement. The amount used is 50% of Mr. Osborne’s target bonus for fiscal year 2009 of $243,750.

(2)
Information regarding the unvested restricted stock held by Mr. Osborne is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. Mr. Osborne’s Employment Agreement provides that all shares will immediately vest upon death, disability or termination by Ulticom “Without Cause,” by Mr. Osborne for “Good Reason” or in connection with a “Change of Control.” The amount in the table above represents the number of unvested time-based and performance-based restricted shares multiplied by the stock price of $9.60 per share, which was the closing price of Ulticom’s common stock on the last trading day of fiscal year 2009.

Mark A. Kissman, James Johnston, Jamie McArdle and Shila Roohi
The Compensation Committee approved a Change of Control Termination Protection Agreement (“Protection Agreement”) in (i) August 2007 with Mark A. Kissman, Senior Vice President and Chief Financial Officer, and James Johnston, Senior Vice President, Operations; (ii) January 2008 with Shila Roohi, Senior Vice President, Engineering; and (iii) October 2009 with Jamie McArdle (each of them individually, an “Executive,” and all of them collectively, the “Executives”). The Compensation Committee considered this agreement to be in the best interests of Ulticom in light of the Executives’ past performance and as a retention tool in light of the Executives’ responsibilities. The Protection Agreement contains the following material terms:
•
If terminated within 12 months immediately following a “Change of Control,” or if terminated 60 days prior to a “Change of Control” in connection with or in anticipation of a “Change of Control,” the Executive would receive (i) medical benefits for 1 year; (ii) a cash lump sum equal to: (x) 1 times Base Salary and (y) the Executive’s Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days the Executive was employed by Ulticom in the fiscal year in which the termination occurs and the denominator of which shall equal 365; and (iii) accelerated vesting of all equity incentive awards; and

•	The Executive is prohibited from competing with Ulticom or soliciting its customers or employees for 1 year.

Mark Kissman
The following table provides information with respect to potential payments to Mr. Kissman under his Protection Agreement and other Company arrangements as if the indicated action had occurred as of January 31, 2010:

Mr. Kissman
Benefits & Payments	Without Cause		Termination Relating to a
Upon Termination	Termination		Change of Control
Compensation

Base Salary ($253,000)	$82,712	(1)	$253,000

Annual Cash Incentive Program	126,500	(2)	126,500	(3)

Long Term Incentives			192,268	(4)

Retention Plan (5)	63,076		63,076

Benefits & Perquisites

Heath Benefits			15,446

Total:	$272,288		$650,290

(1)
Under the General Severance Policy (the “GSP”), Mr. Kissman would be eligible to receive 17 weeks of base salary. A more detailed discussion of the GSP is provided under the “Compensation Discussion and Analysis — Employment and Change of Control Agreements, and Retention Plan” section above.

(2)
For purposes of the above table, it is assumed that Mr. Kissman would receive an ACIP award for fiscal year 2009 if there was a termination on January 31, 2010, although Ulticom’s program provides that an employee must be employed on the date of payout. The amount shown uses Mr. Kissman’s fiscal year 2009 target ACIP bonus of $126,500.

(3)
Under the Protection Agreement, Mr. Kissman is entitled to receive a pro rata portion of the target annual bonus for the fiscal year in which such termination occurs. The amount shown uses Mr. Kissman’s fiscal year 2009 target ACIP bonus of $126,500.

(4)
Information regarding the unvested restricted stock held by Mr. Kissman is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. The Protection Agreement provides that all shares will immediately vest upon termination in connection with a “Change of Control.” The amount in the table above represents the number of unvested time-based and performance-based restricted shares multiplied by the stock price of $9.60 per share, which was the closing price of Ulticom’s common stock on the last trading day of fiscal year 2009.

(5)
Under Ulticom’s Retention Plan, as discussed in the “Compensation Discussion and Analysis — Retention Plan” section above, Mr. Kissman would be entitled to a prorated portion of the retention bonus if terminated on January 31, 2010.

James Johnston
The following table provides information with respect to potential payments to Mr. Johnston under his Protection Agreement and other Company arrangements as if the indicated action had occurred as of January 31, 2010:

Mr. Johnston-
Benefits & Payments	Without Cause		Termination Relating to a
Upon Termination	Termination		Change in Control
Compensation

Base Salary ($230,000)	$106,154	(1)	$230,000

Annual Cash Incentive Program	115,000	(2)	115,000	(3)

Long Term Incentives			134,582	(4)

Retention Plan (5)	57,342		57,342

Benefits & Perquisites

Health Benefits			15,446

Total:	$278,496		$552,370

(1)
Under the General Severance Policy (the “GSP”), Mr. Johnston would be eligible to receive 24 weeks of base salary. A more detailed discussion of the GSP is provided under the “Compensation Discussion and Analysis — Employment and Change of Control Agreements, and Retention Plan” section above.

(2)
For purposes of the above table, it is assumed that Mr. Johnston would receive an ACIP award for fiscal year 2009 if there was a termination on January 31, 2010, although Ulticom’s program provides that an employee must be employed on the date of payout. The amount shown uses Mr. Johnston’s fiscal year 2009 target ACIP bonus of $115,000.

(3)
Under the Protection Agreement, Mr. Johnston is entitled to receive a pro rata portion of the targeted annual bonus for the fiscal year in which such termination occurs. The amount shown uses Mr. Johnston’s fiscal year 2009 target ACIP bonus of $115,000.

(4)
Information regarding the unvested restricted stock held by Mr. Johnston is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. The Protection Agreement provides that all shares will immediately vest upon termination in connection with a “Change of Control.” The amount in the table above represents the number of unvested time-based and performance-based restricted shares multiplied by the stock price of $9.60 per share, which was the closing price of Ulticom’s common stock on the last trading day of fiscal year 2009.

(5)
Under Ulticom’s Retention Plan, as discussed in the “Compensation Discussion and Analysis — Retention Plan” section above, Mr. Johnston would be entitled to a prorated portion of the retention bonus if terminated on January 31, 2010.

Jamie McArdle
The following table provides information with respect to potential payments to Mr. McArdle under his Protection Agreement and other Company arrangements as if the indicated action had occurred as of January 31, 2010:

Mr. McArdle-
Benefits & Payments	Without Cause		Termination Relating to a
Upon Termination	Termination		Change in Control
Compensation

Base Salary ($213,000)	$73,730	(1)	$213,000

Annual Cash Incentive Program	115,000	(2)	115,000	(3)

Long Term Incentives			58,972	(4)

Retention Plan (5)	53,104		53,104

Benefits & Perquisites

Health Benefits			15,446

Total:	$241,834		$455,522

(1)
Under the General Severance Policy (the “GSP”), Mr. McArdle would be eligible to receive 18 weeks of base salary. A more detailed discussion of the GSP is provided under the “Compensation Discussion and Analysis — Employment and Change of Control Agreements, and Retention Plan” section above.

(2)
For purposes of the above table, it is assumed that Mr. McArdle would receive an ACIP award for fiscal year 2009 if there had been a termination on January 31, 2010, although Ulticom’s program provides that an employee must be employed on the date of payout. The amount shown uses Mr. McArdle’s fiscal year 2009 target ACIP bonus of $115,000.

(3)
Under the Protection Agreement, Mr. McArdle is entitled to receive a pro rata portion of the targeted annual bonus for the fiscal year in which such termination occurs. The amount shown uses Mr. McArdle’s fiscal year 2009 target ACIP bonus of $115,000.

(4)
Information regarding the unvested restricted stock held by Mr. McArdle is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. The Protection Agreement provides that all shares will immediately vest upon termination in connection with a “Change of Control.” The amount in the table above represents the number of unvested time-based restricted shares multiplied by the stock price of $9.60 per share, which was the closing price of Ulticom’s common stock on the last trading day of fiscal year 2009.

(5)
Under Ulticom’s Retention Plan, as discussed in the “Compensation Discussion and Analysis — Retention Plan” section above, Mr. McArdle would be entitled to a prorated portion of the retention bonus if terminated on January 31, 2010.

Shila Roohi
The following table provides information with respect to potential payments to Ms. Roohi under her Protection Agreement and other Company arrangements as if the indicated action had occurred as of January 31, 2009:

Ms. Roohi-
Benefits & Payments	Without Cause		Termination Relating to a
Upon Termination	Termination		Change in Control
Compensation

Base Salary ($200,000)	$96,153	(1)	$200,000

Annual Cash Incentive Program	100,000	(2)	100,000	(3)

Long Term Incentives	—		115,382	(4)

Retention Plan (5)	49,863		49,863

Benefits & Perquisites

Health Benefits			5,067

Total:	$246,016		$470,312

(1)
Under the General Severance Policy (the “GSP”), Ms. Roohi would be eligible to receive 25 weeks of base salary. A more detailed discussion of the GSP is provided under the “Compensation Discussion and Analysis — Employment and Change of Control Agreements, and Retention Plan” section above.

(2)
For purposes of the above table, it is assumed that Ms. Roohi would receive an ACIP award for fiscal year 2009 if there was a termination on January 31, 2010, although Ulticom’s program provides that an employee must be employed on the date of payout. The amount shown uses Ms. Roohi’s fiscal year 2010 target ACIP bonus of $100,000.

(3)
Under the Protection Agreement, Ms. Roohi is entitled to receive a pro rata portion of the targeted annual bonus for the fiscal year in which such termination occurs. The amount shown uses Ms. Roohi’s fiscal year 2009 target ACIP bonus of $100,000.

(4)
Information regarding the unvested restricted stock held by Ms. Roohi is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. The Protection Agreement provides that all shares will immediately vest upon termination in connection with a “Change of Control.” The amount in the table above represents the number of unvested time-based and performance-based restricted shares multiplied by the stock price of $9.60 per share, which was the closing price of Ulticom’s common stock on the last trading day of fiscal year 2009.

(5)
Under Ulticom’s Retention Plan, as discussed in the “Compensation Discussion and Analysis — Retention Plan” section above, Ms. Roohi would be entitled to a prorated portion of the retention bonus if terminated on January 31, 2010.

Ownership Of Ulticom, Inc. Common Stock
The following table sets forth certain information regarding beneficial ownership of Ulticom’s common stock as of April 12, 2010, by (i) each person who is known by Ulticom to beneficially own more than five percent of Ulticom’s common stock, (ii) each of Ulticom’s current directors, (iii) each of the named executive officers in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

Name and Address of	Amount and Nature of
Beneficial Owner (1)	Beneficial Ownership (2)		Percent of Shares

Comverse Technology, Inc.	7,386,669		66.4
810 Seventh Avenue New York, NY 10019

Seymour L. Goldblatt	643,926	(3)	5.8
Kenneth A. Goldblatt	643,926	(3)	5.8
515 Madison Avenue New York, NY 10022

Richard W. Brown, as Trustee	640,372	(4)	5.8
American Century Companies, Inc.	640,372	(4)	5.8
American Century Investment Management, Inc.	640,372	(4)	5.8
American Century Capital Portfolios, Inc.	547,876	(4)	5.0
4500 Main Street, 9th Floor Kansas City, Missouri 64111

Paul D. Baker	875	(5)	*

John A. Bunyan	—		*

Michael J. Chill	9,125	(6)	*

Andre Dahan	—		*

Ron Hiram	13,125	(7)	*

Joel E. Legon	—		*

Shawn K. Osborne	181,416	(8)	1.6

Rex A. McWilliams	6,625	(9)	*

Shefali A. Shah	—		*

James Johnston	55,389	(10)	*

Mark Kissman	60,958	(11)	*

Jamie McArdle	47,431	(12)

Shila Roohi	30,788	(13)	*

All directors and executive officers as a group (13 persons)	405,732		3.6

*	Representing less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Ulticom Inc., 1020 Briggs Road, Mt. Laurel, New Jersey 08054.

(2)
Based on information furnished to Ulticom by the respective shareholders, or contained in filings made with the Securities and Exchange Commission (“SEC”). For purposes of this table, if a person has or shares voting or investment power with respect to any shares, they are considered beneficially owned by that person under rules of the SEC. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The table also includes shares of common stock which are the subject of stock options granted to certain officers and directors of Ulticom to the extent presently exercisable or exercisable within sixty days of April 12, 2010. The shares underlying the stock options are deemed outstanding for the purpose of computing the beneficial ownership percentage of each named executive officer and director individually and all directors and executive officers as a group. The table also includes shares of common stock received pursuant to restricted stock awards which vest over time. While these shares are subject to forfeiture, these shares are deemed beneficially owned as the holder of the restricted stock has the right to vote these shares prior to vesting. The table does not include DSUs (vested or unvested) that will not settle within sixty days of April 12, 2010 since the holders of unsettled DSUs do not have any voting rights or investment power. The amounts and percentages are based on 11,118,361 shares of common stock issued and outstanding as of April 12, 2010.

(3)
This information is based on information contained in Schedule 13G/A filed with the SEC on February 10, 2010 by S Squared Technology, LLC 01-0622776 (“SST”); S Squared Technology Partners, L.P. 43-1991746 (“SSTP”); Seymour L. Goldblatt (“SLGoldblatt”) and Kenneth A. Goldblatt (“KAGoldblatt”). SST and SSTP are registered investment advisers. SLGoldblatt is the President of each of SST and STP and owns a majority of the interests in SST. KAGoldblatt owns a majority of the interests in SSTP. The filing indicates that SST has sole voting and sole dispositive power over 485,025 shares and SSTP has sole voting and sole dispositive power over 158,901 shares. With respect to 643,926 shares, which are the combined holdings of SST and SSTP: (i) SLGoldblatt disclaims any beneficial ownership interest in the shares held by any funds for which SST and SSTP acts as an investment advisor, except for that portion of such shares that relates to his economic interest in such shares, if any, and (ii) KAGoldblatt disclaims any beneficial ownership interest in the shares held by any funds for which SSP or SSTP acts as an investment advisor, except for that portion of such shares that relates to his economic interest in such shares, if any.

(4)
This information is based on information contained in Schedule 13G filed with the SEC on February 16, 2010 by Richard W. Brown, as Trustee of the James E. Stowers Twentieth Century Companies, Inc. Stock Trust (the “Trust”); American Century Companies, Inc. (“ACC”); American Century Investment Management, Inc. (“ACIM”) and American Century Capital Portfolios, Inc. (“ACCP”). The Trust and ACC are parent holding companies or control persons in accordance with Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); ACIM is an investment advisor in accordance with Rule13d-1(b)(1)(ii)(E) under the Exchange Act; and ACCP is an investment company registered under Section 8 of the Investment Company Act of 1940. The filing indicates that (i) the Trust, ACC and ACIM have sole voting control over 608,172 shares and sole dispositive power over 640,372 shares and (ii) ACCP has sole voting control and sole dispositive power over 547,876 shares.

(5)	Includes a grant to Mr. Baker of options to purchase 625 shares @ $25.08.

(6)
Includes grants to Mr. Chill of options to purchase 5,000 shares (3,750 @ $24.62 and 1,250 @ $25.96). The amount shown above does not include 2,151 DSUs that have vested or will vest within sixty days of April 12, 2010 but will not be settled in shares of common stock within sixty days of April 12, 2010. See footnote 2 above and “Director Compensation” above for a more detailed discussion of DSUs.

(7)
Includes grants to Mr. Hiram of options to purchase 8,750 shares (1,250 @ $8.36; 1,250 @ $12.24; 1,250 @ $21.64; 1,250 @ $25.96; 1,250 @ $96.68 and 2,500 @ $33.68). The amount shown above does not include 2,151 DSUs that have vested or will vest within sixty days of April 12, 2010 but will not be settled in shares of common stock within sixty days of April 12, 2010. See footnote 2 above and “Director Compensation” above for a more detailed discussion of DSUs.

(8)
Includes (i) grants to Mr. Osborne of options to purchase 100,001 shares (25,000 @ $7.76; 18,750 @ $20.56; 18,751 @ $21.04; 18,750 @ $25.08; and 18,750 @ $59.93), and (ii) 68,415 shares of restricted stock of which 42,986 shares are subject to time-based vesting and 25,429 shares are subject to both performance-based vesting and time-based vesting.

(9)
Includes grants to Mr. McWilliams of options to purchase 2,500 shares (1,250 @ $25.96 and 1,250 @ $98.68). The amount shown above does not include 2,151 DSUs that have vested or will vest within sixty days of April 12, 2010 but will not be settled in shares of common stock within sixty days of April 12, 2010. See footnote 2 above and “Director Compensation” above for a more detailed discussion of DSUs.

(10)
Includes (i) grants to Mr. Johnston of options to purchase 31,252 shares (2,500 @ $71.93; 7,501 @ $20.56; 2,501 @ $7.76; 5,000 @ $21.04; 7,500 @ $25.08 and 6,250 @ $59.93), and (ii) 22,137 shares of restricted stock of which 13,661 shares are subject to time-based vesting and 8,476 shares are subject to both performance-based vesting and time-based vesting.

(11)
Includes (i) grants to Mr. Kissman of options to purchase 28,752 shares (6,250 @ $19.20; 7,501 @ $20.56; 7,501 @ $25.08 and 7,500 @ $21.04), and (ii) 32,206 shares of restricted stock of which 19,491 shares are subject to time-based vesting and 12,715 shares are subject to both performance-based vesting and time-based vesting.

(12)
Includes (i) grants to Mr. McArdle of options to purchase 23,125 shares (3,125 @$7.76; 5,000 @ $19.20; 7,500 @$20.56 and 7,500 @ $25.08) and (ii) 24,306 shares of restricted stock of which 13,408 shares are subject to time-based vesting and 10,898 shares are subject to both performance-based vesting and time-based vesting.

(13)
Consists of (i) grants to Ms. Roohi of options to purchase 10,626 shares (2,5000 @ $59.93; 3,751 @ $20.56; 2,500 @ $25.08 and 1,875 @ $21.04), and (ii) 20,137 shares of restricted stock of which 11,661 shares are subject to time-based vesting and 8,476 shares are subject to both performance-based vesting and time-based vesting. Also includes 25 shares held by Ms. Roohi’s nephew over which Ms. Roohi has sole voting power and sole investment power.

PROPOSAL NO. 2
APPROVAL OF THE ULTICOM, INC.
2010 STOCK INCENTIVE COMPENSATION PLAN
On April 19, 2010, our Board of Directors adopted, subject to shareholder approval, the Ulticom, Inc. 2010 Long-Term Incentive Plan (the “2010 Plan”). The following is a summary of the material terms of the 2010 Plan. For further details regarding the terms of the plan, we encourage shareholders to review the full text of the 2010 Plan, which is included as Appendix A to this proxy statement.
Purposes
The purposes of the 2010 Plan are to assist Ulticom, its subsidiaries and affiliates in attracting and retaining valued non-employee directors, employees and consultants, to align their respective interests with shareholders’ interests through equity-based compensation and to permit the granting of awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Internal Revenue Code. Options, stock appreciation rights, restricted stock and other stock-based awards may be granted under the 2010 Plan. Ulticom believes it is essential to obtain authorization for the 2010 Plan in order to retain the ability to continue to provide a market competitive incentive for retention and motivation of key employees.
Administration
The 2010 Plan is administered by the Compensation Committee and, with respect to the grant of awards, the Stock Option Subcommittee. Subject to certain restrictions, the Compensation Committee may delegate its powers under the 2010 Plan to one or more of its members (including the Stock Option Subcommittee) or members of the Board of Directors, one or more officers of Ulticom or any of its subsidiaries or affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable. Subject to the provisions of the 2010 Plan, the administrator of the 2010 Plan has authority in its discretion to: (1) interpret and administer the 2010 Plan and awards granted pursuant to the 2010 Plan; (2) select directors, employees and consultants to whom awards may be granted; (3) determine the type, amount and terms of awards; (4) clarify, construe or resolve any ambiguity in any provision of the 2010 Plan or any award granted pursuant to the 2010 Plan; (5) approve forms of agreement for use under the 2010 Plan; (6) accelerate or waive vesting of awards granted pursuant to the 2010 Plan; (7) extend the term or period of exercisability of any awards granted pursuant to the 2010 Plan; (8) modify the purchase price under any award granted pursuant to the 2010 Plan; and (9) modify or waive any terms or conditions applicable to any award granted pursuant to the 2010 Plan.
Shares Subject to the 2010 Plan
The stock subject to options and awards under the 2010 Plan is authorized but unissued shares of our common stock or shares of treasury common stock. The number of shares of common stock that may be issued under the 2010 Plan is 500,000 shares (and incentive stock options may be issued for the full plan). In the event that any outstanding award under the 2010 Plan expires, is forfeited, cancelled or otherwise terminated without the issuance of shares or is otherwise settled for cash, the shares subject to such award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for awards under the 2010 Plan.
Section 162(m) Limitations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the three other most highly compensated officers (other than the chief executive officer or the chief financial officer). Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan during a specified period. Accordingly, the 2010 Plan provides that no participant may receive options, stock appreciation rights and performance-based compensation denominated in shares during any fiscal year in excess of 250,000 shares, and no participant may receive awards denominated in cash or property during any fiscal year in excess of $3,000,000, in each case, subject to adjustments made in accordance with the plan. Shareholder approval of this proposal will constitute shareholder approval of this limitation for Section 162(m) purposes.

Eligibility
Nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock, other stock-based awards (other than incentive stock options) and performance-based compensation (including any of the foregoing awards structured as such) may be granted to employees and consultants, in each case, of Ulticom or any of its subsidiaries or affiliates and members of the board of directors of Ulticom. Incentive stock options, or ISOs, may be granted only to employees of Ulticom or a subsidiary. Each option will be designated in the stock option agreement as either an ISO or an NSO. As of January 31, 2010, we estimate that approximately200 employees, as well as our three independent directors, were eligible to participate in the 2010 Plan.
Terms and Conditions of Options
Exercise Price. The exercise price for shares issued upon exercise of options will be determined by the 2010 Plan administrator but may not be less than 100% of the fair market value of the stock underlying the option on the date the option is granted. The exercise price of ISOs granted to a 10% or greater shareholder may not be less than 110% of the fair market value on the date of grant.
Form of Consideration. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The 2010 Plan permits payment to be made by cash, check, wire transfer, other shares of our common stock (with some restrictions), through the delivery of irrevocable instructions to a broker to sell shares of our common stock obtained upon the exercise of the option and to deliver to us an amount out of the proceeds of such sale equal to the exercise price for such shares of our common stock being purchased, any combination of the foregoing or any other method of payment determined by the 2010 Plan administrator to be consistent with applicable law and the purpose of the plan.
Term of Options. The term of an option may be no more than ten years from the date of grant, except that the term of an ISO granted to a 10% or greater shareholder may not exceed five years from the date of grant.
Other Provisions. The award agreement for each option grant may contain other terms, provisions and conditions not inconsistent with the 2010 Plan, as may be determined by the 2010 Plan administrator. In this regard, an award agreement may specify other events that may cause a participant’s rights, payments and benefits with respect to an award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an award.
Terms and Conditions of Stock Appreciation Rights
A stock appreciation right is the right to receive, upon exercise thereof, the excess of (a) the fair market value of a specified number of shares of common stock on the date of exercise over (b) the grant price of the right as specified by the 2010 Plan administrator on the date of the grant. Stock appreciation rights may be issued either alone, in addition to, or in tandem with, any options granted under the 2010 Plan. The grant of a stock right under the 2010 Plan will be evidenced by an award agreement.
Terms and Conditions of Restricted Stock
An award of restricted stock is a grant by the 2010 Plan administrator of a specified number of shares of common stock to the participant, which shares are subject to forfeiture upon the occurrence of specified events. An award of restricted stock will be evidenced by an award agreement. The 2010 Plan administrator may condition the grant of restricted stock or the expiration of the restriction period upon the participant’s achievement of one or more performance goal(s) specified in the award agreement. Restricted stock granted to employees or consultants shall have a minimum vesting period of three years if they vest based on the passage of time and one year if they vest based on the achievement of performance goals, in each case, subject to acceleration of vesting as may be set forth in the applicable award agreement in the event of death, disability, or change of control or as otherwise may be determined in accordance with the 2010 Plan.

Other Stock-Based Awards
The 2010 Plan administrator will have the right to grant other awards of shares of Ulticom’s common stock or valued by reference to or based upon the fair market value of Ulticom’s common stock, having such terms and conditions as the 2010 Plan administrator may determine, including without limitation, restricted stock units and other phantom awards. The 2010 Plan administrator will determine to whom and when other stock-based awards will be made, the number of shares to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards will be settled in cash, shares or a combination of cash and shares, and all other terms and conditions of such awards. Other stock-based awards granted to employees or consultants shall have a minimum vesting period of three years if they vest based on the passage of time and one year if they vest based on the achievement of performance goals, in each case, subject to acceleration of vesting as may be set forth in the applicable award agreement in the event of death, disability, or change of control or as otherwise may be determined in accordance with the 2010 Plan.
Performance Goals
Any awards granted under the Plan may be granted so as to qualify for the performance-based compensation exemption of Section 162(m) of the Code (“Section 162(m) performance-based awards”). As determined by the 2010 Plan administrator in its sole discretion, either the granting, vesting or payment of such performance-based awards shall be based on achievement of performance goals based on one or more performance measures as set forth in the 2010 Plan.
The business criteria to be used for establishing performance goals under any Section 162(m) performance-based award shall be as follows: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added; (g) net income (either before or after taxes); (h) operating earnings; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on shareholders’ equity; (m) return on assets; (n) return on capital; (o) shareholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the 2010 Plan administrator may specify, which may include or exclude any or all of the following items, as the 2010 Plan administrator may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures.
In addition, Section 162(m) performance-based awards may use the foregoing business criteria to measure the performance of Ulticom and/or any of its subsidiaries or affiliates as a whole, any business unit or divisional unit thereof or any combination thereof against any goal including past performance or compared to the performance of a group of comparable companies or a published or special index. Subject to Section 162(m) of the Internal Revenue Code, the 2010 Plan administrator may adjust the performance goals (including to prorate goals and payments for a partial plan year) in the event of the following occurrences: (i) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or polices; (ii) mergers and acquisitions; and (iii) financing transactions, including selling accounts receivable.
Section 162(m) performance-based awards may not be adjusted upward, however, the 2010 Plan administrator retains the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as determined by the 2010 Plan administrator.

Adjustments
Changes in Capitalization. In the event of any corporate event or transaction involving Ulticom, a subsidiary and/or an affiliate (including, but not limited to, a change in the Shares of Ulticom or the capitalization of Ulticom) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of Ulticom), or any similar corporate event or transaction, the 2010 Plan administrator, to prevent dilution or enlargement of participants’ rights under the 2010 Plan, shall substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under the 2010 Plan or under particular forms of awards, the number and kind of shares or other property subject to outstanding awards, the option exercise price, grant price or purchase price applicable to outstanding awards, the annual award limits, and/or other value determinations applicable to the 2010 Plan or outstanding awards under the 2010 Plan.
Change in Control. Unless the 2010 Plan administrator determines otherwise at the time of grant of an award, upon the occurrence of a change of control (as defined in the 2010 Plan) any outstanding awards under the 2010 Plan (A) which are not assumed shall immediately prior to the occurrence of the change of control vest in full, become exercisable and all restrictions lapse, as may be applicable and (B) which are assumed shall vest in full, become exercisable and all restrictions shall lapse, as may be applicable, to the extent the participant’s employment or service, as applicable, is terminated within a specified period of time following such change of control as determined by the 2010 Plan administrator and set forth in the applicable award agreement. In addition to the foregoing, the 2010 Plan administrator, in its discretion, may provide for the continuation or assumption or substitution of each outstanding award, accelerate the exercisability, vesting and/or lapse of restrictions under outstanding awards, upon written notice, provide that any outstanding awards must be exercised, to the extent exercisable, during a reasonable period of time, or cancel awards for fair value paid to the participant.
Limits on Transferability
Unless otherwise determined by the 2010 Plan administrator, an award granted under the 2010 Plan may not be transferred or assigned during a participant’s lifetime and will not be transferable or assignable by the participant except in the event of his death (subject to the applicable laws of descent and distribution).
Amendment and Termination of the 2010 Plan and Awards
The 2010 Plan administrator may amend, modify or terminate the 2010 Plan or any portion thereof or any award under the 2010 Plan at any time provided that, subject to certain exceptions, the participant’s consent to such action must be obtained unless the administrator determines that the action would not materially diminish the rights of the participant under any award granted to such participant under the 2010 Plan or is necessary to cause the award to comply with applicable laws. Subject to certain exceptions, no such action shall be made without the prior approval of Ulticom’s shareholders, (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2010 Plan, (B) if such action increases the number of shares available under the 2010 Plan (other than an increase permitted under the 2010 Plan absent shareholder approval), (C) to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment (including, without limitation increases in the annual award limits) for Ulticom, a subsidiary, and/or an affiliate or a change in eligibility requirements under the 2010 Plan, or (D) for any action that results in a reduction of the option exercise price or grant price per share, as applicable, of any outstanding options or stock appreciation rights or cancellation of any outstanding options or stock appreciation rights in exchange for cash, or for other awards, such as other options or stock appreciation rights, with an option exercise price or grant price per share, as applicable, that is less than such price of the original options or stock appreciation rights.

Separation from Service.
Notwithstanding any contrary provision in the 2010 Plan or any award agreement, any payment(s) of nonqualified deferred compensation that are otherwise required to be made under the 2010 Plan or any award agreement to a specified employee (within the meaning of Section 409A of the Internal Revenue Code) as a result of his or her separation from service (within the meaning of Section 409A of the Internal Revenue Code), other than a payment that is not subject to Section 409A of the Internal Revenue Code, shall be delayed for the first six months following such separation from service and shall instead be paid (in a manner set forth in the award agreement) on the date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) (the “New Payment Date”) or as soon as administratively practicable thereafter, but in no event later than the later of the end of the applicable taxable year of the specified employee or the fifteenth day of the third calendar month following the New Payment Date.
Tax Withholding
Ulticom has the power and right to deduct or withhold automatically from any amount deliverable under an award or otherwise, or require a participant to remit to Ulticom, the amount necessary to satisfy all applicable taxes to be withheld with respect to any taxable event arising under the 2010 Plan. Subject to the foregoing and the approval of the 2010 Plan administrator, participants may elect to satisfy any withholding requirement, in whole or in part, by having Ulticom withhold shares of Ulticom’s common stock having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed.
Federal Income Tax Consequences
Incentive Stock Options — A participant who receives an ISO will generally recognize no taxable income for regular federal income tax purposes upon either the grant or the exercise of such ISO. However, when a participant exercises an ISO, the difference between the fair market value of the shares purchased and the option price of those shares will be includable in determining the participant’s alternative minimum taxable income.
If the shares are retained by the participant for at least one year from the date of exercise and two years from the date of grant of the options, gain will be taxable to the participant upon sale of the shares acquired upon exercise of the ISO, as a long-term capital gain. In general, the adjusted basis for the shares acquired upon exercise will be the option price paid with respect to such exercise. Ulticom will not be entitled to a tax deduction arising from the exercise of an ISO if the employee qualifies for such long-term capital gain treatment.
Nonstatutory Stock Options (NSOs) and Stock Appreciation Rights (SAR) — A participant will not recognize taxable income for federal income tax purposes at the time an NSO or SAR is granted. However, the participant will recognize compensation taxable as ordinary income at the time of exercise for all shares that are not subject to a substantial risk of forfeiture. The amount of such compensation will be the difference between the option price for an NSO, or base price, for an SAR, and the fair market value of the shares on the date of exercise of the NSO or cash or shares received upon the exercise of the SAR. Ulticom will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is deemed to have recognized income upon exercise of the NSO or the SAR.
The participant’s basis in any shares acquired upon the exercise of an NSO or SAR will be adjusted by adding the amount so recognized as compensation to the purchase price paid by the participant for the shares. The participant will recognize gain or loss when he or she disposes of any shares obtained upon exercise of an NSO or SAR settled in an amount equal to the difference between the selling price and the participant’s tax basis in such shares. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

Stock Rights — The federal income tax consequences of a stock right will depend on how the award is structured. A participant will recognize ordinary income on the grant of an award of unrestricted Shares equal to the excess of the fair market of each Share subject to the Stock Right over the purchase price paid by the participant. If the award is structured as a restricted share award (i.e., with transfer restrictions and a right of repurchase by Ulticom), then unless a participant makes a voluntary filing under Section 83(b) of the Code to recognize ordinary income on the date the award is granted, a participant granted a restricted stock award will recognize ordinary income on the excess of the fair market of each Share subject to the Stock Right over the purchase price paid by the participant on the date restrictions lapse. Ulticom will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant recognizes income in respect of the award.
Other Stock Based Awards other than SARs — The tax consequences of other stock based awards depends upon how the awards are structured. Generally, an award such as restricted stock units will cause a participant to recognize income on the date the award is paid or “constructively received” by the participant, provided the award complies with Section 409A of the Code. Ulticom will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant recognizes income in respect of the award.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information about securities authorized for issuance under Ulticom’s equity compensation plans as of January 31, 2010, including the 1998 Stock Incentive Compensation Plan (“1998 SICP”) and the 2005 Stock Incentive Compensation Plan (“2005 SICP”):

(c)
	(a)				Number of securities
	Number of securities		(b)		remaining available for
	to be issued upon		Weighted-average		future issuance under
	exercise of		exercise		equity compensation
	outstanding		price of outstanding		plans (excluding
	options, warrants		options, warrants and		securities reflected in
Plan Category	and rights		rights		column (a))

Equity compensation plans approved by security holders	544,180	(1)	$27.35	(2)	106,849	(3)

Equity compensation plans not approved by security holders (3)	—		—		—

(1)	Includes 4,125 deferred stock units.

(2)	Calculation does not include 4,125 deferred stock units for which there is no exercise price.

(3)
As of April 12, 2010, approximately 29,607 shares of Ulticom’s common stock remain available for issuance under the 2005 SICP after (i) forfeitures of 42,064 shares from a 2009 grant of performance-based shares of restricted stock that were forfeited in March 2010 because the performance condition was not met; (ii) a grant of approximately 9,317 DSUs to the directors in February 2010; and (iii) a grant of 109,989 shares of restricted stock on April 8, 2010. The 1998 SICP terminated on January 12, 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ULTICOM, INC. 2010 STOCK INCENTIVE COMPENSATION PLAN.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee (the “Audit Committee”) shall assist Ulticom’s Board of Directors in fulfilling certain of its responsibilities, including: (i) overseeing the conduct and integrity of Ulticom’s financial reporting process to any governmental or regulatory body, the public or other users thereof; (ii) reviewing with management and Ulticom’s independent registered public accounting firm (the “independent accounting firm”) the financial statements to be included in Ulticom’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the “Management’s Discussion and Analysis” section thereof; (iii) overseeing Ulticom’s compliance with legal and regulatory requirements; (iv) reviewing and evaluating the qualifications, engagement, compensation, independence and performance of any independent accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attestation services for Ulticom, and their conduct of the annual audit; (v) reviewing and approving in advance any audit, attestation or permitted non-audit services to be provided to Ulticom by the independent accounting firm; (vi) overseeing the performance of Ulticom’s systems of internal control over financial reporting and disclosure controls; (vii) reviewing and authorizing related-party transactions (as defined in the relevant requirements of The NASDAQ Stock Market); (viii) overseeing Ulticom’s code of business conduct and ethics as established by the Board; (ix) reviewing any significant risks or exposures to Ulticom’s business and assets; and (x) preparing the Audit Committee report required to be included in Ulticom’s annual proxy statement. Management has primary responsibility for the financial statements, reporting process and internal controls. Ulticom’s independent accounting firm is responsible for auditing the financial statements in accordance with generally accepted auditing standards and issuing an opinion as to whether Ulticom’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles. The Audit Committee operates according to a written charter that is available on Ulticom’s website at www.Ulticom.com under the “Company, Investor Relations, Governance Documents” headings.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed management’s evaluation of Ulticom’s system of internal control over financial reporting. As part of this process, the Audit Committee examined management’s progress in testing and evaluating Ulticom’s internal control over financial reporting and was provided periodic updates from management and the independent accounting firm on the status of such testing and evaluation. The Audit Committee reviewed and discussed with management and with the independent accounting firm the effectiveness of Ulticom’s internal control over financial reporting as well as management’s report and the independent accounting firm’s attestation on the subject.
In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Ulticom’s independent accounting firm, Deloitte & Touche LLP, and management, Ulticom’s audited consolidated financial statements for the fiscal year ended January 31, 2010. The Audit Committee also discussed with the independent accounting firm such matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. In addition, the Audit Committee has received written disclosures and a letter from the independent accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accounting firm their independence.
Based upon the Audit Committee’s review and discussion of the foregoing information, the Audit Committee recommended to the Board of Directors that the consolidated financial statements of Ulticom for the fiscal year ended January 31, 2010, as audited by Deloitte & Touche LLP, be included in Ulticom’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and filed with the Securities and Exchange Commission.
The Audit Committee’s recommendations were made to the Board of Directors and, after due consideration, were approved as presented.

THE AUDIT COMMITTEE
RON HIRAM, CHAIR
MICHAEL J. CHILL
REX A. MCWILLIAMS

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders will be asked to ratify the selection by the Audit Committee of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending January 31, 2011. Deloitte & Touche LLP currently serves as Ulticom’s independent registered public accounting firm. Representatives of the firm will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of Ulticom.
Although the submission to shareholders of the selection of Deloitte & Touche LLP is not required by law or Ulticom’s Amended and Restated By-Laws, the Audit Committee believes it is appropriate to submit this matter to shareholders to allow a forum for shareholders to express their views with regard to the Audit Committee’s selection. The Audit Committee retains the sole authority to select and replace Ulticom’s independent registered public accounting firm at any time. In the event shareholders do not ratify the selection, the Audit Committee may reconsider the selection of Deloitte & Touche LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Fees Paid to the Independent Registered Public Accounting Firm
During the fiscal years ended January 31, 2009 (“fiscal year 2008”) and January 31, 2010 (“fiscal year 2009”), professional services were performed for Ulticom by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), Ulticom’s independent registered public accounting firm. Set forth below is information relating to the aggregate fees billed by Deloitte for professional services rendered for each fiscal year. All fees and services were pre-approved in accordance with the Audit Committee’s pre-approval policy.
Audit Fees. The aggregate fees billed, or to be billed, for Deloitte’s audit of Ulticom’s consolidated annual financial statements, review of financial statements in Ulticom’s Form 10-Q’s, audit of Ulticom’s internal control over financial reporting and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $2,986,000 for fiscal year 2008 and $1,025,000 for fiscal year 2009. Included in the amount for fiscal year 2008 is $477,000 related to the audit of Ulticom’s restated consolidated financial statements.
Audit-Related Fees. During fiscal year 2008 Deloitte billed Ulticom $107,000 for audit related services, including acquisition due diligence services. During fiscal year 2009, Deloitte did not perform any services for assurance or related services on behalf of Ulticom that were reasonably related to the performance of the audit or review of Ulticom’s financial statements and were not reported under “Audit Fees” during fiscal year 2009.

Tax Fees. Deloitte did not perform any tax services for Ulticom in fiscal years 2008 or 2009.
All Other Fees. There were no fees billed by Deloitte for any other services in fiscal years 2008 or 2009.
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm
The Audit Committee has implemented procedures for the pre-approval of all engagements of Ulticom’s independent registered public accounting firm for both audit and permissible non-audit services, including the fees and terms of each engagement. The Audit Committee annually meets with the independent registered public accounting firm and reviews and pre-approves all audit and audit-related services prior to the commencement of the audit engagement. The Audit Committee will discuss any non-audit services with management and, as necessary, with the independent registered public accounting firm, prior to making any determination to approve or reject any such engagement. All audit and audit-related fees for fiscal year 2009 were pre-approved by the Audit Committee.
RELATED PARTY TRANSACTIONS
Policy
The Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof) and, therefore, has adopted a Related Party Transactions Policy (“Policy”) to be followed in connection with all related party transactions involving Ulticom. This Policy may be found on Ulticom’s website at www.ulticom.com under the “Company, Investor Relations, Corporate Governance” headings.
For purposes of the Policy, a “Related Party” is:
•	Each director and executive officer of Ulticom;
•	Any nominees for election as a director of Ulticom;
•	Any security holder who is known by Ulticom to own of record or beneficially own more than 5% of any class of Ulticom’s voting securities; and
•	Any immediate family member of any of the foregoing persons, including persons sharing such person’s household, other than an employee or tenant.
For purposes of the Policy, a “related party transaction” is any transaction or series of transactions in which Ulticom participates and a Related Party has a direct or indirect material interest, such as sales, purchase and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees. Examples of a transaction in which a Related Party would have a direct or indirect material interest include transactions between Ulticom and any entity that is owned or controlled by a Related Party, or an entity in which a Related Party has a substantial interest or control.
The Board has determined that the Audit Committee is best suited to review and approve related party transactions. Messrs. Chill, Hiram and McWilliams, all of whom were determined by the Board to be independent, are the sole members of the Audit Committee. In evaluating a related party transaction, the Audit Committee shall, in its judgment, consider the relevant facts and circumstances of the related party transaction and any of the following factors that are relevant:
•	The position or relationship of the Related Party at or with Ulticom;
•	The materiality of the transaction to the Related Party, including the dollar value of the transaction;
•	The business purpose for and reasonableness of the transaction;
•	Whether the related party transaction is comparable to a transaction that could be available on an arms-length basis; and
•	The effect of the transaction on Ulticom’s business and operations.

Ulticom is considered a “Controlled Company” under the listing standards of the NASDAQ stock market (“NASDAQ Listing Standards”) based on Comverse Technology, Inc.’s ownership of more than 50% of the voting power of Ulticom. Five of Ulticom’s current directors are employees or executive officers of Comverse Technology, Inc. During fiscal year 2009, Ulticom had agreements and other relationships with Comverse Technology, Inc. and Comverse Technology, Inc.’s subsidiaries (other than Ulticom) as discussed below.
License Agreement with Comverse, Inc.
Ulticom has a license agreement with Comverse, Inc., a wholly-owned subsidiary of Comverse Technology, Inc. Under this agreement, Ulticom granted Comverse, Inc. an irrevocable, perpetual, royalty-free, non-exclusive license to use certain elements of Ulticom’s Signalware software for incorporation into Comverse, Inc.’s products. Specifically, the license granted to Comverse, Inc. includes the following rights:
•	the right to install and use Ulticom’s software products at any of Comverse, Inc.’s sites and locations;
•	the right to install and use Ulticom’s software products on or in connection with any Comverse, Inc. products;
•	the right to use and execute the software products on any platform;
•	the right to create, add to, enhance or modify Ulticom’s software products; and
•	the right to sublicense and/or otherwise provide Ulticom’s software products to others provided that such products cannot be licensed as a stand-alone interface.
Comverse, Inc. may not use or sublicense to others any of Ulticom’s software products except on or as an element of a Comverse, Inc. product. Any additions, enhancements or other modifications made by Comverse, Inc. to Ulticom’s software products shall be the property of Comverse, Inc. Comverse, Inc. maintains the software at no cost to Ulticom.
The term of this agreement is ten years, commencing on February 1, 2000. Thereafter, the agreement will automatically renew for one-year periods unless terminated by either Comverse, Inc. or Ulticom. The agreement was renewed for one year in February 2010. The license granted by Ulticom under the agreement, and any sublicenses granted by Comverse, Inc., survive termination or expiration of the agreement.
Supply Agreement with Comverse Ltd.
Ulticom has a supply agreement with Comverse Ltd., a wholly-owned subsidiary of Comverse Technology, Inc. The agreement is for 5 years commencing on July 16, 2007. Thereafter, the agreement will automatically renew for one-year periods unless terminated by Comverse Ltd. or Ulticom. The agreement outlines the terms for the purchase and license of products from Ulticom to Comverse Ltd. During fiscal year 2009, Ulticom recognized $1.964 million of revenue from sales of its interface boards; $151,000 of revenues from licensing its software; and $40,000 of revenue from maintenance and support to Comverse Ltd.

License Agreement with Starhome BV
Ulticom has a license agreement with Starhome BV, a majority-owned subsidiary of Comverse Technology, Inc. The agreement is for 3 years commencing on October 22, 2007. Thereafter, the agreement will automatically renew for one-year periods unless terminated by Starhome BV or Ulticom. The agreement outlines the terms for the purchase and license of products from Ulticom to Starhome BV. During fiscal year 2009, Ulticom recognized $6,000 of revenue from sales of its interface boards; $669,000 of revenues from licensing its software, and $131,000 of revenue from maintenance and support to Starhome BV.
Business Opportunities Agreement with Comverse Technology, Inc.
Ulticom has a business opportunities agreement (the “Business Opportunities Agreement”), dated January 1, 1999, with Comverse Technology, Inc. that addresses potential conflicts of interest between Comverse Technology, Inc. and Ulticom. The Business Opportunities Agreement continues until such time as Comverse Technology, Inc., or any of its affiliates, no longer owns at least 20% of the voting power of Ulticom and no person who is a director or officer of Ulticom is also a director, officer or employee of Comverse Technology, Inc. or any of its affiliates. This agreement allocates, between Comverse Technology, Inc. and Ulticom, opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. Ulticom is precluded from pursuing an opportunity offered to any person who is a director of Ulticom but not an officer or employee of Ulticom and who is also an officer or employee of Comverse Technology, Inc., unless Comverse Technology, Inc. fails to pursue such opportunity diligently. Comverse Technology, Inc. is precluded from pursuing an opportunity offered to any person who is a director of Comverse Technology, Inc. but not an officer or employee of Comverse Technology, Inc. and who is also an officer or employee of Ulticom, unless Ulticom fails to pursue such opportunity diligently. Ulticom is also precluded from pursuing an opportunity offered to any person who is an employee or officer of both companies or a director of both companies, unless Comverse Technology, Inc. fails to pursue such opportunity diligently. Accordingly, Ulticom may be precluded from pursuing transactions or opportunities that it would otherwise be able to pursue if it were not affiliated with Comverse Technology, Inc. Ulticom has agreed to indemnify Comverse Technology, Inc. and its directors and officers against any liabilities arising out of any claim that any provision of the agreement or the failure to offer any business opportunity to Ulticom violates or breaches any duty that may be owed to it by Comverse Technology, Inc., or any of its directors or officers.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Ulticom’s executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and change in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to Ulticom.
Based solely on review of the copies of such reports furnished to Ulticom, or written representations that no reports were required, Ulticom believes that during fiscal year 2009 its executive officers, directors and 10% holders complied with all filing requirements except that an untimely Form 4 was filed by Messrs. Osborne, Kissman and Johnston and Ms. Roohi on July 5, 2009 in connection with a grant of restricted shares on May 5, 2009.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
Shareholder Proposals for Inclusion in the 2011 Proxy Statement
Shareholders of Ulticom are entitled to submit proposals to be included in Ulticom’s proxy materials for the Annual Meeting of Shareholders in 2011, provided that these matters are appropriate for shareholder action and that the shareholder complies with the requirements of Rule 14a-8 of the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Corporate Secretary of Ulticom (see address below) no later than December 31, 2010.
Director Nominations and Other Shareholder Proposals for Presentation at the 2011 Annual Meeting
Ulticom’s Amended and Restated By-Laws require advanced notice of any proposal of business to be brought before an annual meeting by a shareholder that will not be included in Ulticom’s proxy materials, including any such proposal for the nomination for election of a director. Any such shareholder proposal must comply with the procedural requirements of Ulticom’s Amended and Restated By-Laws and for which written notice is received by the Corporate Secretary of Ulticom (see address below) not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the next Annual Meeting is not within 30 days before or after such anniversary date, in which case the Amended and Restated By-Laws provide alternative dates for timeliness). Accordingly, any shareholder who wishes to have a nomination or other business considered by shareholders at the 2011 Annual Meeting must deliver written notice to the Corporate Secretary (containing the information required by the Amended and Restated By-Laws) no earlier than the close of business on February 3, 2011, and no later than March 5, 2011. Any proposal received outside of these dates will be considered untimely. For proposals that are timely filed, Ulticom retains discretion to vote proxies it receives provided (i) Ulticom includes in its proxy statement advice on the nature of the proposals and how it intends to exercise its voting discretion, and (ii) the proponent does not issue a proxy statement in accordance with the procedures under Section 14a-4(c)(2) of the Exchange Act.
The above summary sets forth the procedures by which proposals may be properly brought before and voted upon at Ulticom’s Annual Meeting of Shareholders. All shareholder proposals and notices should be directed to the Corporate Secretary of Ulticom at 1020 Briggs Road, Mount Laurel, New Jersey 08054.
OTHER BUSINESS
The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote the proxy in accordance with their judgment on those matters.

SHAREHOLDERS SHARING THE SAME ADDRESS
In order to reduce printing and postage costs, in certain cases Ulticom is sending only one copy of its annual report and proxy statement to shareholders of record sharing the same address. Ulticom will not use this practice, known as “householding,” if Ulticom is notified that one or more of these shareholders wishes to continue receiving individual copies. If any shareholder of record residing at such address wishes to receive a separate annual report or proxy statement for this Annual Meeting or in the future, he or she may contact Ulticom’s Corporate Secretary, and Ulticom will promptly deliver a separate copy of the documents requested. If a shareholder of record is receiving multiple copies of the annual report and proxy statement, the shareholder can request householding by contacting Ulticom’s Corporate Secretary. The Corporate Secretary may be contacted by writing to Ulticom, Inc., Attn: Corporate Secretary, 1020 Briggs Road, Mount Laurel, New Jersey 08054 or by calling (856) 787-2700 and asking for the Corporate Secretary.
Shareholders who participate in householding will continue to receive individual proxy cards. Beneficial owners (i.e., shares are held in the name of a broker, bank or other nominee) can request information about householding from their broker, bank or other nominee of record.
ANNUAL REPORT ON FORM 10-K FILED WITH
SECURITIES AND EXCHANGE COMMISSION
A COPY OF ULTICOM’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2010, MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER, UPON WRITTEN REQUEST DIRECTED TO THE CORPORATE SECRETARY OF ULTICOM AT 1020 BRIGGS ROAD, MOUNT LAUREL, NEW JERSEY 08054.

By Order of the Board of Directors

Kathy McCarthy
General Counsel and Corporate Secretary

APPENDIX A
ULTICOM, INC.
2010 STOCK INCENTIVE COMPENSATION PLAN
Article 1. Establishment & Purpose
1.1 Establishment. Ulticom, Inc. hereby establishes the Ulticom, Inc. 2010 Stock Incentive Compensation Plan, as amended from time to time (hereinafter referred to as the “Plan”) as set forth in this document.
1.2 Purpose of the Plan. The purposes of the Plan are to assist the Company, its Subsidiaries and Affiliates in attracting and retaining valued Directors, Employees and Consultants, to align their respective interests with shareholders’ interests through equity-based compensation and to permit the granting of awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Code.
Article 2. Definitions
Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1 “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity that the Company has a substantial direct or indirect equity interest, as determined by the Board.
2.2 “Annual Award Limit” shall have the meaning set forth in Section 5.1(b).
2.3 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation award that is granted under the Plan.
2.4 “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and provisions of the actual grant of such Award.
2.5 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.6 “Board” means the Board of Directors of the Company.
2.7 “Cause” unless otherwise specified in an Award Agreement, means: (i) the Participant’s refusal or failure to perform any of his duties and responsibilities as determined from time to time by the Board, including, without limitation: (a) the Participant’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the Board following 30 days’ written notice from the Company of such alleged fault; and (b) the Participant’s refusal to comply with any lawful directive or policy of the Board which refusal is not cured by the Participant within 30 days of such written notice from the Company; provided, however, that the Company shall not be required to give the Participant a cure period with respect to this clause (i) on more than one occasion; (ii) the Participant acts (including a failure to act) in a manner which constitutes willful misconduct, gross negligence, or insubordination; (iii) the Company’s determination that, in the reasonable judgment of the Board, the Participant has: (x) committed an act of fraud, personal dishonesty or misappropriation relating to the Company; (y) violated any material provision of any written policy of the Company; or (z) committed any other act causing material harm to the Company’s standing or reputation, or any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto; (iv) a material breach by the Participant of the terms of the Plan or any Award Agreement, any other written agreement with the Company or any fiduciary duty to the Company; (v) the Participant’s arrest, indictment for or conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (vi) the Participant’s habitual or repeated misuse of, or habitual or repeated performance of the Participant’s duties under the influence of, alcohol or controlled substances. As used in this definition of “Cause”, the “Company” shall mean the Company and each of the Company’s Affiliates and Subsidiaries.

2.8 “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:
(a)
any Person, other than Comverse Technology, Inc. (“Comverse”) or an affiliate thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities; or;

(b)
individuals who, on the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason over a period of one (1) year to constitute a majority of the number of directors then serving on the Board; provided, however, that any new director whose appointment or election by the Incumbent Board or nomination for election by the Company’s stockholders was approved or recommended by Comverse or a vote of at least a majority of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered as though such person were a member of the Incumbent Board; or

(c)
there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation (in one or a series of related transactions), other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or any surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, other than Comverse or an affiliate thereof, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities; or

(d)
there is consummated one or more sales, leases, exchanges, or other transfers (in one or a series of related transactions) of all or substantially all of the Company’s assets, other than a sale, lease, exchange, or other transfer of all or substantially all of the Company’s assets to Comverse or an affiliate thereof.

Notwithstanding the foregoing, with respect to any Award which constitutes “nonqualified deferred compensation” under, and subject to, Section 409A, to the extent necessary to comply with the requirements of Section 409A, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in the definition of Change of Control, and (ii) qualifies as a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation,” in each case, within the meaning of Section 409A.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.10 “Committee” means the compensation committee of the Board, or any other committee (or subcommittee thereof) designated by the Board to administer this Plan, and the Board when it acts in such capacity. The Committee shall have at least two members, each of whom shall be (i) a member of the Board, (ii) a Non-Employee Director, (iii) an Outside Director, and (iv) an “independent director” within the meaning of the listing requirements of any exchange on which the equity securities of the Company are listed.
2.11 “Company” means Ulticom, Inc., a New Jersey corporation, and any successor thereto.
2.12 “Consultant” means ay person (other than an Employee or a Director) who is engaged by the Company, a Subsidiary or an Affiliate to render consulting or advisory services to the Company or such Subsidiary or Affiliate.
2.13 “Continuous Service” means that the provision of services to the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Subsidiary or Affiliate which, to the extent applicable, shall not be deemed to occur until the expiration of any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under applicable labor laws. Continuous Service shall not be considered interrupted in the case of (i) any sick leave, military leave or other approved “bona fide leave of absence” (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)), (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, for purposes of each Incentive Stock Option granted under the Plan, if any sick leave, military leave or other approved “bona fide leave of absence” exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statue or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.
2.14 “Director” means each member of the Board who is not an Employee, who does not receive compensation from the Company or any Subsidiary in any capacity other than as a Director and whose membership on the Board is not attributable to any contract between the Company and such Director or any other entity with which such Director is affiliated.
2.15 “Disability” unless otherwise specified in an Award Agreement, means “Disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
2.16 “Effective Date” means the date set forth in Section 14.19.
2.17 “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.
2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.19 “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A:
(a)
If the Shares are listed on any established stock exchange or a national market system, the per Share Fair Market Value shall be the closing price per share of such stock on the date of determination (or, if no closing price was reported on that date, on the last date such closing price was reported), as reported by the applicable stock exchange or national market system or such other source as the Committee deems reliable;

(b)
If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the “Pink Sheets” published by the National Quotation Bureau, Inc.) or by a recognized securities dealer, the closing sales price for each share of such stock or, if closing sales prices are not reported, the per Share Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)
In the absence of an established market for the Shares of the type described in (a) and (b), above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with the applicable provision of Section 409A.

2.20 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.
2.21 “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
2.22 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.23 “Other Stock-Based Award” means any right granted under Article 9 of the Plan.
2.24 “Option” means any stock option granted under Article 6 of the Plan.
2.25 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.
2.26 “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
2.27 “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.
2.28 “Performance-Based Compensation” means compensation, including, without limitation any Option, Stock Appreciation Right, Restricted Stock, or Other Stock-Based Award, that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of Code and all regulations promulgated thereunder.
2.29 “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.
2.30 “Performance Period” means the period of time, which shall be no shorter than twelve months, during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.31 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
2.32 “Plan” shall have the meaning set forth in Section 1.1.
2.33 “Plan Year” means the applicable fiscal year of the Company.

2.34 “Restricted Stock” means any Award granted under Article 8 of the Plan.
2.35 “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.
2.36 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
2.37 “Share” means a share of common stock of the Company, or such other class or kind of shares or other securities resulting from the application of Section 12.1 of the Plan.
2.38 “Stock Appreciation Right” means any right granted under Article 7 of the Plan.
2.39 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any parent of the Company) if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.40 “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.
Article 3. Administration
3.1 Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Directors, Employees and Consultants to whom Awards will be granted and determine the type and amount of Awards to be granted to each such Director, Employee or Consultant, and the terms and conditions of Awards and Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 13, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, accelerate or waive vesting of Awards, lapsing of restrictions or deferral limitations imposed on Awards, and exercisability of Awards, extend the term or period of exercisability of any Awards, modify the purchase price under any Award, or modify or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee designated by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.2 Delegation. The Committee may delegate to one or more of its members or members of the Board, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to officers or Non-Employee Directors of the Company or any of its Subsidiaries or Affiliates; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4. Eligibility and Participation
4.1 Eligibility. Participants will consist of such Directors, Employees and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.
4.2 Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation awards. The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.
Article 5. Shares Subject to the Plan and Maximum Awards
5.1 Number of Shares Available for Awards.
(a)
(i) General. Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 500,000 Shares. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 500,000 Shares, subject to adjustments provided in Article 12 hereof and subject to the provisions of Sections 422 or 424 of the Code and any successor provisions. Any Shares delivered to the Company as part or full payment for the purchase price of an Award granted under this Plan or, to the extent the Committee determines that the availability of Incentive Stock Options under the Plan will not be compromised, to satisfy the Company’s withholding obligation with respect to an Award granted under this Plan, shall again be available for Awards under the Plan; provided, that such Shares shall continue to be counted as outstanding for purposes of determining whether an Annual Award Limit has been attained.

(b)
Annual Award Limits. The maximum number of Shares with respect to which any Options, Stock Appreciation Rights and Performance-Based Compensation denominated in Shares may be granted to any Participant in any Plan Year shall be 250,000 Shares, subject to adjustments made in accordance with Article 12 hereof, and the maximum amount of cash payable and fair value of property with respect to Awards denominated in cash or property that may be granted to any Participant in any Plan Year shall be $3,000,000, subject to adjustments made in accordance with Article 12 hereof (each an “Annual Award Limit” and collectively, “Annual Award Limits”).

(c)
Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. If the Committee authorizes the assumption or substitution under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted by another entity under another plan (each, a “Substitute Award”) , such substitution or assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Annual Award Limit.

Article 6. Stock Options
6.1 Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided, that Options granted to Directors and Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee nor the Company or any of its Affiliates shall be liable to any Participant or to any other person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.
6.2 Terms of Option Grant. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, the Option Price of an Option that is a Substitute Award may be less than the Fair Market Value of a Share on the date of grant; provided, that such substitution complies with applicable laws and regulations, including applicable listing requirements and, to the extent applicable, Section 424 of the Code and/or Section 409A. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.
6.3 Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).
6.4 Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.5 Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company (or such later date specified in the notice) and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 14.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the election of the Participant (i) in cash or its equivalent (e.g., by check, draft, money order, cashier’s check, or wire transfer made payable to the Company), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.6 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. No Incentive Stock Option may be exercised later than ten (10) years after the date it is granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.
6.7 Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) two years after the date of grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
Article 7. Stock Appreciation Rights
7.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.
7.2 Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, that notwithstanding the foregoing, the grant price of any Stock Appreciation Right that is a Substitute Award may be less than the Fair Market Value of a Share on the date of grant, subject to the same conditions set forth in Section 6.2 for Options that are Substitute Awards), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.
7.3 Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).
Article 8. Restricted Stock
8.1 Grant of Restricted Stock. The Committee is authorized to grant Restricted Stock, which is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2 Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the purchase price, if any, of the Shares of Restricted Stock, the performance, employment or other conditions (including the termination of a Participant’s Continuous Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine; provided, that notwithstanding the foregoing, except in the case of an Award Agreement with a Non-Employee Director, (i) Shares of Restricted Stock which vest based on the passage of time shall have a minimum vesting period of three years and (ii) Shares of Restricted Stock which vest based on the achievement of performance goals shall have a minimum vesting period of one year, subject, in each case of (i) and (ii), to acceleration of vesting as may be set forth in the applicable Award Agreement in the event of death, Disability, or Change of Control or as otherwise may be determined in accordance with the Plan. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).
8.3 Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participant’s holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock and have the right to receive dividends on such Restricted Stock. Notwithstanding the foregoing, dividends on Shares of Restricted Stock which vest based on the achievement of performance goals shall be subject to the same vesting conditions as the underlying Shares of Restricted Stock.
8.4 Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.
8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9. Other Stock-Based Awards
The Committee, in its sole discretion, may grant awards of Shares and awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Continuous Service, the occurrence of an event and/or the attainment of performance objectives or goals. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Notwithstanding the foregoing, except in the case of an Award Agreement with a Non-Employee Director, (A) Other Stock-Based Awards which vest (i) based on the passage of time shall have a minimum vesting period of three years and (ii) based on the achievement of performance goals shall have a minimum vesting period of one year, subject, in each case of (i) and (ii), to acceleration of vesting as may be set forth in the applicable Award Agreement in the event of death, Disability, or Change of Control or as otherwise may determined in accordance with the Plan and (B) to the extent a Participant is eligible to receive dividends in connection with any Other Stock-Based Award, such dividends on Other Stock-Based Awards which vest based on the achievement of performance goals shall be subject to the same vesting conditions as the underlying Other Stock-Based Award.

Article 10. Performance-Based Compensation
10.1 Grant of Performance-Based Compensation. The Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.
10.2 Performance Measures. The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added; (g) net income (either before or after taxes); (h) operating earnings; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures.
Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit or divisional level thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences: (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.
10.3 Establishment of Performance Goals. No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing: (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.
10.4 Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5 Certification of Performance. Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.
10.6 Performance Goals. The Committee may condition the grant, vesting or delivery of any Award upon the achievement of one or more performance goal(s) specified in the Award Agreement.
10.7 Interpretation. Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded, except as otherwise determined by the Committee.
Article 11. Compliance with Section 409A of the Code and Section 457A of the Code
11.1 General. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A, such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award. This Plan, Awards and Award Agreements granted hereunder shall be interpreted at all times in such a manner that the terms and provisions of the Plan, Awards and Award Agreements are exempt from or comply with Section 409A.
11.2 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan or any Award Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her “separation from service” (as defined below) (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such “separation from service” and shall instead be paid (in a manner set forth in the Award Agreement) on the date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) (the “New Payment Date”) or as soon as administratively practicable thereafter, but in no event later than the later of the end of the applicable taxable year of the “specified employee” or the fifteenth (15th) day of the third calendar month following the New Payment Date.
11.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of Continuous Service” or like terms shall mean “separation from service.”
11.4 Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 457A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 12. Adjustments
12.1 Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.
12.2 Change of Control. Unless the Committee shall provide otherwise at the time of grant of an Award, upon the occurrence of a Change of Control any outstanding Awards under the Plan (A) which are not continued or assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent shall immediately prior to the occurrence of the Change of Control vest in full, become exercisable and all restrictions lapse, as may be applicable and (B) which are assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent shall vest in full, become exercisable and all restrictions shall lapse, as may be applicable, to the extent the Participant’s employment or service (which for the avoidance of doubt shall include Continuous Service, to the extent applicable), as applicable, is terminated within a specified period of time following such Change of Control as determined by the Committee and set forth in the applicable Award Agreement. In addition to the foregoing, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (in either case, contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).
Article 13. Duration, Amendment, Modification, Suspension and Termination
13.1 Duration of the Plan. Unless sooner terminated as provided in Section 13.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

13.2 Amendment, Modification, Suspension and Termination of Plan. The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 13.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 11 or 12, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment (including, without limitation increases in the Annual Award Limits) for the Company, a Subsidiary, and/or an Affiliate or a change in eligibility requirements under the Plan, or (D) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws.
Article 14. General Provisions
14.1 No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Continuous Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Continuous Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
14.2 Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.
14.3 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
14.4 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A or Section 457A or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.
14.5 Section 16 Participants. With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.6 Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
14.7 Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.
14.8 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)
Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 14.8 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 14.7. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
14.9 Awards to Non-U.S. Directors, Employees or Consultants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Directors, Employees or Consultants, the Committee, in its sole discretion, shall have the power and authority to:
(a)	Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b)	Determine which Directors, Employees or Consultants outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Directors, Employees or Consultants outside the United States to comply with applicable foreign laws;

(d)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 14.9 by the Committee shall be attached to this Plan document as appendices.

14.10 Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
14.11 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
14.12 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
14.13 No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s or its Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company, its Subsidiaries or Affiliates to take any action which such entity deems to be necessary or appropriate.
14.14 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
14.15 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New Jersey, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
14.16 Waiver of Certain Claims. By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his or her office or Continuous Service for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his or her ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board or Committee pursuant to a discretion contained in the Plan or any Award Agreement or the provisions of any statute or law relating to taxation.
14.17 Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

14.18 Clawback. An Award Agreement may also specify other events that may cause a Participant’s rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award.
14.19 Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”); provided, that the Plan is approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within 12 months of the Effective Date, and such approval of shareholders shall be a condition to the right of each Participant to receive any Awards hereunder. Any Awards granted under the Plan prior to such approval of shareholders shall be effective as of the date of grant, but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such shareholder approval, and if shareholders fail to approve the Plan as specified hereunder, any such Award shall be cancelled.
* * *
This Plan was duly adopted and approved by the Board by resolution at a meeting held on the 19th day of April, 2010.

DIRECTIONS TO THE ENTERPRISE CENTER AT BURLINGTON COUNTY COLLEGE
3331 Route 38,
Mount Laurel, New Jersey 08054
(866) 756-3384
General Directions to The Enterprise Center:
FROM THE NEW JERSEY TURNPIKE EITHER: North OR South:
•	Follow the New Jersey Turnpike to Exit 4
•	After paying toll, take Route 73 North
•	Follow 73 North (approx. 1/4 mile) to 295 North
•	Proceed on 295 North to exit 40A (Route 38 East/Mt. Holly). The exit will put you on Rt. 38 East
•	Proceed on 38 East & follow signs for Hartford Road North (approx. 2 lights)
•	Stay in right lane, you will have to go thru the light & take a jug handle.
•	After the jug handle you will be at the light facing Route 38
•	Make a left on to Route 38 West
•	Entrance to The Enterprise Center will be on your right. It is part of the Burlington County College Campus.
•	Drive into the Campus and make a right at the stop sign and a quick left into the parking lot. The Enterprise Center is the first building you will come to. (VOTTA PAVILION)
USING THE BEN FRANKLIN BRIDGE
•	Follow I-676 South to I-76 East
•	Take 76 East to 295 North (towards Trenton)
•	Follow 295 North to Exit 40A (38 East/Mt. Holly)
•	Proceed on 38 East & follow signs for Hartford Road North
•	Stay in right lane, you will have to take a jug handle
•	After jug handle you will be at the light facing Route 38
•	Make a left on to Route 38 West
•	Entrance to The Enterprise Center will be on your right. It is part of the Burlington County College Campus.
•	Drive into the Campus and make a right at the stop sign and a quick left into the parking lot. The Enterprise Center is the first building you will come to. (VOTTA PAVILION)
To be admitted to the Ulticom, Inc. 2010 Annual Meeting of Shareholders:
1.	If you hold shares directly, please present the ticket below, with your name printed legibly on it, at the registration table on the day of the meeting.
2.	If you hold shares in street name, please present your most recent broker statement and the ticket below with your name printed legibly on it at the registration table on the day of the meeting.
ADMISSION TICKET
Ulticom, Inc.
2010 Annual Meeting of Shareholders
JUNE 3, 2010
10:00 a.m.
THE ENTERPRISE CENTER AT BURLINGTON COUNTY COLLEGE
3331 ROUTE 38
MOUNT LAUREL, NEW JERSEY 08054
SHAREHOLDER NAME
                                          (PLEASE PRINT LEGIBLY)

ULTICOM, INC.
Proxy for Annual Meeting of Shareholders on June 3, 2010 at 10:00 a.m.
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Shawn K. Osborne and Mark A. Kissman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Ulticom, Inc., to be held June 3, 2010 at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
ULTICOM, INC
June 3, 2010
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL LISTED NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS:			2.	APPROVAL OF THE ULTICOM, INC. 2010 STOCK INCENTIVE COMPENSATION PLAN.	FOR ☐	AGAINST ☐	ABSTAIN ☐

		Nominees:

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Paul D. Baker O John A. Bunyan O Michael J. Chill O Andre Dahan O Ron Hiram O Joel E. Legon O Rex A. McWilliams O Shawn K. Osborne O Shefali A. Shah		3.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR proposals 2 and 3 and in accordance with the instructions of the Board of Directors on all other matters that may properly come before the meeting.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.